Filed pursuant to Rule 424(b)(5)
Registration No. 333-194459

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 10, 2015

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 19, 2014)

$275,000,000

Post Holdings, Inc.

Common Stock

We are offering      shares of our common stock. The specific number of shares we will issue in this offering will be such number of shares of our common stock as will result in gross proceeds to us from this offering of $275,000,000.

Our common stock is listed on the New York Stock Exchange under the symbol “POST.” On August 7, 2015, the last reported sale price of our common stock on the New York Stock Exchange was $58.09 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-21 of this Prospectus Supplement and in the documents incorporated by reference into this Prospectus Supplement concerning factors you should consider before investing in our common stock.

	Per Share	Total
Price to the public	$	$
Underwriting discounts and commissions	$	$
Proceeds to Post Holdings, Inc. before expenses	$	$

We have granted the underwriters an option for a period of 30 days to purchase an additional      shares of our common stock at the initial price to public less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock is expected to be made on or about August     , 2015.

Joint Book-Running Managers

Credit Suisse	Barclays	Nomura

BMO Capital Markets	Goldman, Sachs & Co.	SunTrust Robinson Humphrey

Co-Managers

Rabo Securities	Stifel	UBS Investment Bank

Prospectus Supplement dated August     , 2015

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement or any “free writing prospectus” we may authorize to be delivered to you and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement or such free writing prospectus, as the case may be. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We have not authorized, and the underwriters have not authorized, anyone to provide you with information other than the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into the prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. The information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the section entitled “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement and in the section entitled “Where You Can Find More Information; Incorporation by Reference” in the accompanying prospectus, respectively.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, this offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Except as otherwise indicated or unless the context otherwise requires, all references to “we,” “our,” “us,” “Post” or the “Company” refer to Post Holdings, Inc., a Missouri corporation, together with its consolidated subsidiaries. References in this prospectus supplement to “Ralcorp” refer to Ralcorp Holdings, Inc. and its consolidated subsidiaries (other than Post). On January 29, 2013, Ralcorp was acquired by ConAgra Foods, Inc.

by means of the merger of a wholly-owned subsidiary of ConAgra Foods, Inc. into Ralcorp, and as a result Ralcorp is now a wholly-owned subsidiary of ConAgra Foods, Inc. References in this prospectus supplement to the “separation” refer to the separation of Post from Ralcorp on February 3, 2012. “Post cereals business” refers to the branded ready-to-eat cereals business of Post or, if prior to the separation, of Ralcorp. All references to “we,” “our,” “us,” “Post” or the “Company” in the context of historical results prior to the separation refer to the Post cereals business.

NON-GAAP FINANCIAL MEASURES

The non-GAAP financial measures presented herein or incorporated by reference herein and discussed below do not comply with U.S. generally accepted accounting principles (which we refer to as GAAP) because they are adjusted to exclude (include) certain cash and non-cash income and expenses that would otherwise be included in (excluded from) the most directly comparable GAAP measure in the statement of operations. These non-GAAP financial measures, which are not necessarily comparable to similarly titled captions of other companies due to differences in the methods of calculation, should not be considered an alternative to, or more meaningful than, related measures determined in accordance with GAAP. As further discussed below, these non-GAAP measures supplement other metrics used by management to internally evaluate our business and facilitate the comparison of operations over time.

“EBITDA” represents operating profit plus depreciation and amortization. We present EBITDA because we consider it an important supplemental measure of our operating performance and believe it is commonly reported and frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, management understands that investors, analysts and rating agencies consider EBITDA useful in measuring the ability of issuers of “high yield” securities to meet debt service obligations. Our management believes EBITDA (which, as derived from operating profit, has not been reduced by interest expense, other non-operating expenses or provision for taxes) is an appropriate supplemental measure of debt service capacity, because cash expenditures on interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up. Depreciation and amortization are non-cash charges.

The indentures governing our senior notes and our credit agreement use EBITDA (with additional adjustments similar to those discussed below regarding our calculation of “Adjusted EBITDA”) to measure our compliance with covenants such as interest coverage and debt incurrence. Our management also believes EBITDA is an accepted indicator of our ability to incur and service debt and make capital expenditures. We believe that EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	it does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, our working capital needs;

•	it does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and such measures do not reflect any cash requirements for such replacements;

•	it does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations, as discussed under “Adjusted EBITDA” below; and

•	other companies in our industry may calculate such measures differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. You should compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally.

“Adjusted EBITDA” represents a further supplemental measure of our operating performance and ability to service debt. Adjusted EBITDA is often used to assess our operating performance because it allows comparison of operating performance on a consistent basis across periods by removing the effects of capital structure (such as varying levels of interest expense), items largely outside the control of the management team (such as income taxes and foreign currency gains and losses on intercompany loans), asset base (such as depreciation, amortization and impairments), derivatives accounting that is not representative of the economic effect of hedges and irregular or non-recurring costs (such as transition, integration, restructuring and plant closure costs, and inventory revaluation adjustments on acquired businesses). We have also included in our preparation of Adjusted EBITDA an adjustment for estimated additional costs we would have incurred as a stand-alone company in the historical periods prior to the separation from Ralcorp presented herein and incremental costs Post would have incurred had it been a stand-alone public company for the entirety of the periods presented. You are encouraged to evaluate each adjustment and the reasons we consider them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA and therefore you should rely primarily on our GAAP results and use Adjusted EBITDA only supplementally. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments we use in deriving Adjusted EBITDA and our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

“Pro Forma Adjusted EBITDA” represents a further supplemental measure of our operating performance and ability to service debt. We prepare Pro Forma Adjusted EBITDA by further adjusting Adjusted EBITDA to give effect to recent acquisitions as if those acquisitions had occurred on July 1, 2014, as follows:

•	Our acquisition of the peanut butter and peanut blanching, granulation and roasting business of American Blanching Company (which we refer to as American Blanching), was completed effective November 1, 2014. Our financial results for the 12 month period ended June 30, 2015 includes eight months of financial results attributable to American Blanching. The adjustments to Pro Forma Adjusted EBITDA for the 12 month period ended June 30, 2015 include management’s estimate of the pre-acquisition Adjusted EBITDA of American Blanching for the period from July 1, 2014 through October 31, 2014 and include adjustments to remove sponsor management fees and transaction costs.

•	Our acquisition of MOM Brands Company (which we refer to as MOM Brands), which has produced cereal products since 1919 and also manufactures many varieties of oatmeal and ready-to-eat and natural cereals, as well as its original, farina-based hot cereal, Malt-O-Meal, was completed on May 4, 2015. Our results for the 12 month period ended June 30, 2015 include two months of financial results attributable to MOM Brands. The adjustments to Pro Forma Adjusted EBITDA for the 12 month period ended June 30, 2015 include management’s estimate of the pre-acquisition Adjusted EBITDA of MOM Brands for the period from June 29, 2014 through May 3, 2015 and include adjustments to remove restructuring expenses, transaction costs, consulting fees and board/shareholder expenses. In connection with the acquisition of MOM Brands, we expect to recognize approximately $50.0 million in run-rate cost synergies by the second full fiscal year following the closing of the acquisition resulting from infrastructure optimization and rationalization, shared administrative services, and improved leverage within the combined sales force. We estimate that the one-time costs incurred to achieve these expected synergies will be between $70.0 million and $80.0 million. This $50.0 million of projected cost savings is not included in Pro Forma Adjusted EBITDA. Although we currently expect to receive at least a $50.0 million benefit, there can be no assurance that we will realize the anticipated synergies.

Management’s estimate of the pre-acquisition Adjusted EBITDA of American Blanching and MOM Brands, and the other financial data presented in this prospectus supplement for each such business, are based on the financial statements that were prepared by their respective prior management and do not include any contributions from synergies or cost savings that our management expects to achieve in the future. These financial statements have not been audited or reviewed by our independent registered public accounting firm or any other accounting firm. Investors should be aware that Adjusted EBITDA for all of the acquired entities may not be entirely comparable to our measure of Adjusted EBITDA. Pro Forma Adjusted EBITDA has not been prepared in accordance with the requirements of Regulation S-X or any other securities laws relating to the presentation of pro forma financial information. Pro Forma Adjusted EBITDA and the related ratios are presented for information purposes only and do not purport to represent what our actual financial position or results of operations would have been if the acquisitions had been completed as of an earlier date or that may be achieved in the future. Pro Forma Adjusted EBITDA does not include any pre-acquisition contribution from, or otherwise adjust for, our acquisition of the PowerBar and Musashi branded premium bars, powders and gel products business of Nestlé S.A, which was completed on October 1, 2014.

“Net Debt (as adjusted)” and “Ratio of Net Debt (as adjusted) to Pro Forma Adjusted EBITDA” represent further supplemental measures of our financial position. We believe that the presentation of “Net Debt (as adjusted)” and “Ratio of Net Debt (as adjusted) to Pro Forma Adjusted EBITDA” provides useful information to investors because these measures are used by management in assessing the Company’s financial position. These financial measures are not calculated in accordance with GAAP and should be considered in addition to, and not a substitute for or superior to, measures of our financial position prepared in accordance with GAAP. Our calculation of “Net Debt (as adjusted)” and “Ratio of Net Debt (as adjusted) to Pro Forma Adjusted EBITDA” may not be comparable to similarly titled measures utilized by other companies since such companies may not calculate them in the same manner as we do. We define “Net Debt (as adjusted)” as (a) the aggregate principal amount of our long term debt less (b) cash and cash equivalents, in each case after giving effect to the offering of the shares of our common stock hereby and the private offering of additional debt securities which we are conducting concurrently with this offering (which we refer to as our concurrent debt offering) and the use of proceeds of this offering, together with the proceeds of our concurrent debt offering, to repay $1,200.0 million of our secured term loan outstanding under our credit agreement as if this offering and our concurrent debt offering and the use of proceeds described above had occurred on June 30, 2015 and, in the case of cash and cash equivalents, also giving effect to estimated expenses with respect to such transactions. The estimated amount of net proceeds from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses, is assumed to be approximately $265.4 million, “Ratio of Net Debt (as adjusted) to Pro Forma Adjusted EBITDA” represents the ratio of our Net Debt (as adjusted) as of June 30, 2015 to our Pro Forma Adjusted EBITDA for the 12 month period ended June 30, 2015.

For a reconciliation of our EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA to the most directly comparable GAAP measure, see notes (7), (8) and (9) under “Summary—Summary Historical Financial Information.” For a reconciliation of the Adjusted EBITDA of American Blanching and MOM Brands to the most directly comparable GAAP measure, for each of the periods for which such Adjusted EBITDA is presented, see note (9) under “Summary—Summary Historical Financial Information.” Additional information with respect to the calculation of “Net Debt (as adjusted)” is presented in note (10) under “Summary—Summary Historical Financial Information.”

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including our consolidated financial statements and the related notes and the other documents incorporated by reference herein, before making an investment in our common stock.

Our Company

We are a consumer packaged goods holding company, operating in the center-of-the-store, refrigerated, active nutrition and private label food categories. In February 2012, we completed our legal separation via a tax free spin-off from Ralcorp and began trading on the New York Stock Exchange under the ticker symbol “POST.”

In 2012, we had a single operating segment, our Post Foods branded ready-to-eat cereal business. As a result of acquisitions, we now operate in four reportable segments: Post Consumer Brands, Michael Foods Group, Active Nutrition and Private Brands. The Post Consumer Brands segment includes the legacy Post Foods branded ready-to-eat cereal (“RTE”) operations and the business of MOM Brands, which we acquired in May 2015. The Michael Foods Group segment is comprised of MFI Holding Corporation (which we refer to as Michael Foods), which we acquired in June 2014 and produces value-added egg products, refrigerated potato products and cheese and other dairy case products, as well as the business of Dakota Growers Pasta Company, Inc. (which we refer to as Dakota Growers), which we acquired in January 2014 and manufactures and distributes pasta. The Active Nutrition segment includes the businesses of Premier Nutrition Corporation (which we refer to as PNC), which we acquired in September 2013, Dymatize Enterprises, LLC (which we refer to as Dymatize), which we acquired in February 2014, as well as the PowerBar brand, which we acquired in October 2014. The Private Brands segment includes the businesses of Golden Boy Foods Ltd. (which we refer to as Golden Boy), which we acquired in February 2014 and produces private label peanut and other nut butters, as well as dried fruits and snacking nuts, Attune Foods, which produces premium natural and organic granola, cereals and snacks, and American Blanching, which we acquired in November 2014 and manufactures peanut butter for national brands, private label retail and industrial markets and provides peanut blanching, granulation and roasting services for the commercial peanut industry. For the fiscal year ended September 30, 2014, we generated net sales of $2,411.1 million, operating loss of $207.7 million, net loss of $343.2 million and Adjusted EBITDA of $344.5 million, and for the nine months ended June 30, 2015, we generated net sales of $3,338.4 million, operating profit of $171.9 million, net loss of $42.8 million and Adjusted EBITDA of $464.3 million.

Since 2012, we have expanded and established new platforms through acquisitions, transforming us from a slower-growth, single category business to a more diversified, multi-category business with more dynamic growth prospects. We also have worked to create a decentralized, adaptive business model, which provides us with more operational flexibility. Our acquisition strategy focuses on businesses with product offerings that can strengthen our current portfolio, enable us to expand into complementary categories, geographic regions or distribution channels or provide diversification of cash flows in similar channels. We aim to improve scale in our operations, thereby increasing marketing and distribution efficiencies, and enhance our presence with key retailers. We believe the consumer foods market will continue to provide opportunities for growth through acquisitions of complementary businesses, and we are currently considering several acquisition opportunities that, if completed, would significantly increase the size, scale and breadth of our businesses. There can be no assurance that we will continue to consider or pursue, or be successful in acquiring, any such businesses. One purpose of this financing is to provide us with the flexibility to raise capital to execute acquisitions. To the extent we do proceed with acquisitions in the near term, we may finance the purchase price with proceeds from additional secured and/or unsecured borrowings of indebtedness, and possibly additional equity issuances. While our activities to date have focused on acquisitions, we expect that future activities also could include divestitures of businesses or portfolio companies, under appropriate circumstances, to further our business strategies.

Our Businesses

Post Consumer Brands

Post Consumer Brands includes the legacy Post Foods and MOM Brands cereal businesses and manufactures, markets and sells branded and private label RTE cereal products. The RTE cereal category has been one of the most prominent categories in the food industry. According to Nielsen’s expanded All Outlets Combined (xAOC) information, the category was approximately $8.7 billion for the 52-week period ended July 25, 2015. We have leveraged the strength of our Post Foods brands, category expertise, and over a century of institutional knowledge to create a diverse portfolio of cereals. Founded in 1919, MOM Brands has over 95 years of experience in providing RTE and hot cereals, with a focus on the value segment of RTE cereal. On a combined basis, Post Consumer Brands is the third largest seller of RTE cereals in the United States with a 18.1% share of retail dollar sales and a 20.8% share of retail pound sales for the 52-week period ended July 25, 2015, based on Nielsen’s xAOC information. Nielsen’s xAOC is representative of food, drug and mass merchandisers (including Walmart), some club retailers (including Sam’s Club & BJs), some dollar retailers (including Dollar General, Family Dollar & Dollar Tree) and military. Our brands include Honey Bunches of Oats, the fourth largest brand of ready-to-eat cereal in the United States with a 4.6% xAOC dollar market share for the 52-week period ended July 25, 2015, as well as Pebbles, Great Grains, Grape-Nuts, Post Shredded Wheat, Oh’s, Honeycomb, Golden Crisp, Post Raisin Bran, Alpha-Bits, Shreddies, Malt-O-Meal, Farina, Dyno-Bites and MOM’s Best. These products are primarily manufactured through a flexible production platform at eight owned facilities.

Michael Foods Group

Through our Michael Foods Group segment, we produce and/or distribute egg products, refrigerated potato products, cheese and other dairy case products and pasta products. We sell egg products to the foodservice, retail and food ingredient markets, refrigerated potato products to the foodservice and retail grocery markets in North America and pasta through the private label, foodservice and ingredient channels. We also market a broad line of refrigerated grocery products to U.S. retail grocery outlets, including branded and private label cheese, bagels, butter, muffins and ethnic foods. Our major customers include foodservice distributors, restaurant chains and major retail grocery chains.

Egg Products. Our egg products business produces and distributes numerous egg products under the Better’n Eggs, All Whites, Papetti’s, Abbotsford Farms, Inovatech, Excelle, Emulsa, EasyEggs and Table Ready brands, among others. The principal value-added egg products are pasteurized, extended shelf-life liquid eggs, egg white-based egg products and hardcooked and precooked egg products. The business’ other egg products include frozen, liquid and dried products that are used as ingredients in other food products, as well as organic and cage-free egg products. We distribute our egg products to food processors and foodservice customers throughout North America, with limited international sales in the Far East, South America and Europe. The extended shelf-life liquid eggs (our largest selling product line) and other egg products are marketed to a wide variety of foodservice and food ingredient customers. We are also a supplier of egg white-based products sold in the U.S. retail and foodservice markets. Through this business, we operate ten egg products production facilities located in the United States and Canada, some of which are fully integrated, from the production and maintenance of laying flocks through the processing of egg products.

Refrigerated Potato Products. Our refrigerated potato products are produced and sold to both the foodservice and retail markets. Refrigerated potato products are marketed to foodservice customers under a variety of brands, including Simply Potatoes, Diner’s Choice and Farm Fresh, with the Simply Potatoes and Diner’s Choice brands being used for retail refrigerated potato products. The business’ products consist of shredded hash browns and diced, sliced, mashed and other specialty potato products. This business maintains a main processing facility in Minnesota, with a smaller facility located in Nevada.

Cheese and Other Dairy Case Products. Our cheese and other dairy-case products business markets a wide range of refrigerated grocery products directly to retailers and wholesale warehouses. The products are marketed principally under the Crystal Farms brand; other trademarks include Crescent Valley, Westfield Farms and David’s Deli. Our strategy in this business has been to offer quality branded products at a good value relative to national brands. Crystal Farms brand cheese is positioned in the “mid-tier” pricing category and is priced below national brands such as Kraft and Sargento and above store brands (private label). The refrigerated products, which consist principally of cheese, bagels, butter, muffins and ethnic foods, are supplied by various vendors to Michael Foods’ specifications. Through this business, we operate a cheese packaging facility in Lake Mills, Wisconsin, which processes and packages various cheese products for the Crystal Farms brand and for various private label customers. The business does not produce cheese. We use both company-owned and leased facilities as well as independent distributors. We sell products to a large number of retail stores, a majority of which are served via customers’ warehouses. We also maintain a fleet of refrigerated tractor-trailers to deliver products to our retail customers from nine distribution centers.

Pasta. Our pasta business, Dakota Growers, has vertically integrated durum wheat milling and pasta production capabilities and produces over 150 different shapes of pasta products at two manufacturing plants. This business is a leader in the approximately $2+ billion North American retail pasta market.

Private Brands

Our Private Brands segment manufactures and distributes organic and conventional private label peanut butter and other nut butters, baking nuts, raisins and other dried fruit, and trail mixes, with sales to grocery retailers, food ingredient and foodservice channels primarily in the United States and Canada. We also co-manufacture peanut butter and other nut butters for national brands, private label retail and industrial markets. Our Private Brands business also provides peanut blanching, granulation and roasting services for the commercial peanut industry.

Our Private Brands segment also includes the business of Attune Foods. Through this business we manufacture and market branded premium natural and organic cereals and snacks, including Uncle Sam high fiber cereals, Attune chocolate probiotic bars and Erewhon gluten-free cereals and organic graham crackers. Attune Foods also includes the Golden Temple, Peace Cereal, Sweet Home Farm and Willamette Valley Granola Company brands as well as a private label granola business. Attune Foods’ products are largely sold through the natural/specialty channels, as well as in the bulk foods section of both conventional and natural/specialty retailers. Our manufacturing facility in Eugene, Oregon provides us the ability to manufacture a wide variety of product and package formats. Additionally, some products are also manufactured under co-manufacturing agreements at various third party facilities located in the United States.

Active Nutrition

Our Active Nutrition segment markets and distributes premium protein beverages and bars under the Premier Protein brand, protein powders and bars under the Dymatize and Supreme Protein brands, and ready-to-drink beverages and other liquid-based solutions under the Joint Juice brand. The PowerBar branded products consist of premium bars, powders and gels sold in the United States and international markets. The Dymatize products are primarily manufactured at a facility we own, and our Premier Protein and Joint Juice products are manufactured under co-manufacturing agreements at various third party facilities located in the United States. The PowerBar products are primarily manufactured under co-manufacturing agreements at various third party facilities. Our active nutrition products are primarily sold in grocery, drug, specialty, online and club stores.

Debt Offering

Concurrently with this offering, we are conducting a private offering (which we refer to as our concurrent debt offering) of $1,200 million of aggregate principal amount of additional debt securities consisting of $600 million in aggregate principal amount of senior notes due 2024 (which we refer to as the 2024 notes) and $600 million in aggregate principal amount of senior notes due 2025 (which we refer to as the 2025 notes, which, together with the 2024 notes, we refer to as the debt securities). The debt securities will be senior obligations, rank equal in right of payment with our existing senior notes, not be convertible, be unsecured and be guaranteed by our existing and future domestic subsidiaries (other than immaterial subsidiaries and receivables finance subsidiaries). There can be no assurance that our concurrent debt offering will be completed. The foregoing description and any other information regarding our concurrent debt offering is included herein solely for informational purposes. Our concurrent debt offering will be made by a separate offering memorandum and is not part of the offering to which this prospectus supplement relates. Our concurrent debt offering has not been and will not be registered under the Securities Act of 1933, as amended (which we refer to as the Securities Act), and the debt securities will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any such debt securities.

The amount and terms and conditions of our concurrent debt offering will be subject to market conditions and may change materially from the amounts assumed above. There can be no assurance that we will be able to issue any such securities on terms and conditions acceptable to us or at all. This offering is not contingent on the consummation of our concurrent debt offering, and our concurrent debt offering is not contingent upon completion of this offering. We expect to receive net proceeds from our concurrent debt offering of approximately $1,187.8 million after deducting discounts, fees, and expenses. The proceeds of our concurrent debt offering, together with the proceeds of this offering, will be used to repay a portion of our secured term loan outstanding under our credit agreement and for general corporate purposes, which could include, among other things, financing future acquisition opportunities, working capital and capital expenditures.

* * *

Our principal executive offices are located at 2503 S. Hanley Road, St. Louis, Missouri 63144, and our telephone number is (314) 644-7600.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following tables set forth certain summary historical condensed consolidated financial data for Post for each of the fiscal years in the three-year period ended September 30, 2014 and for the nine months ended June 30, 2015 and 2014. The summary historical financial data set forth below should be read in conjunction with: (i) the sections entitled “Use of Proceeds” and “Capitalization,” each of which are contained elsewhere in this prospectus supplement, (ii) our audited consolidated financial statements and the notes thereto, and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for the fiscal year ended September 30, 2014 contained in our first Current Report on Form 8-K filed with the SEC on May 11, 2015 and incorporated by reference in this prospectus supplement, and (iii) our unaudited condensed consolidated financial statements and the notes thereto, and our “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 filed with the SEC and incorporated by reference in this prospectus supplement.

The summary historical condensed consolidated financial data for each of the fiscal years in the three-year period ended September 30, 2014 have been derived from Post’s audited consolidated financial statements. The summary unaudited historical condensed consolidated financial data for Post for the nine months ended June 30, 2015 and 2014 have been derived from Post’s unaudited condensed consolidated financial statements, and include, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such information. The financial data presented for the interim periods are not necessarily indicative of the results for the full fiscal year.

The summary unaudited historical consolidated financial data for the twelve months ended June 30, 2015 were calculated by subtracting the summary historical consolidated financial information for Post for the nine months ended June 30, 2014 from the summary historical consolidated financial information for Post for the fiscal year ended September 30, 2014, and then adding the summary historical consolidated financial information for Post for the nine months ended June 30, 2015.

	Year Ended September 30,			Nine Months Ended June 30,		Twelve Months Ended June 30,
	2012	2013	2014	2014	2015	2015
Statements of Operations Data:
Net sales	$958.9	$1,034.1	$2,411.1	$1,368.0	$3,338.4	$4,381.5
Cost of goods sold(1)	(530.0)	(609.2)	(1,789.9)	(975.5)	(2,497.3)	(3,311.7)

Gross profit	428.9	424.9	621.2	392.5	841.1	1,069.8
Selling, general and administrative expenses(2)	(274.0)	(294.3)	(444.4)	(306.5)	(521.2)	(659.1)
Amortization of intangible assets	(12.6)	(14.6)	(70.8)	(38.8)	(103.9)	(135.9)
Loss on foreign currency	(0.5)	(0.1)	(14.0)	(12.9)	(2.9)	(4.0)
Impairment of goodwill and other intangible assets(3)	—	(2.9)	(295.6)	—	—	(295.6)
Restructuring expense(4)	—	(3.8)	(1.1)	(0.9)	(12.8)	(13.0)
Other operating expenses, net	(2.7)	(1.4)	(3.0)	(0.5)	(28.4)	(30.9)

Operating profit (loss)	139.1	107.8	(207.7)	32.9	171.9	(68.7)
Interest expense(5)	(60.3)	(85.5)	(183.7)	(123.3)	(184.9)	(245.3)
Other income (expense)	1.6	—	(35.5)	(6.8)	(41.5)	(70.2)

Earnings (loss) before income taxes	80.4	22.3	(426.9)	(97.2)	(54.5)	(384.2)
Income tax (provision) benefit	(30.5)	(7.1)	83.7	41.4	11.7	54.0

Net earnings (loss)	49.9	15.2	(343.2)	(55.8)	(42.8)	(330.2)
Preferred stock dividends	—	(5.4)	(15.4)	(11.1)	(12.7)	(17.0)

Net earnings (loss) available to common stockholders	$49.9	$9.8	$(358.6)	$(66.9)	$(55.5)	$(347.2)

	Year Ended September 30,			Nine Months Ended June 30,		Twelve Months Ended June 30,
	2012	2013	2014	2014	2015	2015
Earnings (loss) per Share:
Basic	$1.45	$0.30	$(9.03)	$(1.84)	$(1.02)
Diluted	1.45	0.30	(9.03)	(1.84)	(1.02)
Weighted-Average Common Shares Outstanding:
Basic	34.3	32.7	39.7	36.3	54.4
Diluted	34.5	33.0	39.7	36.3	54.4
Statements of Cash Flow Data:
Depreciation and amortization	$63.2	$76.8	$155.8	$93.9	$196.7	$258.6
Cash provided by (used in):
Operating activities	144.0	119.2	183.1	74.5	261.7	370.3
Investing activities	(30.9)	(423.8)	(3,793.6)	(3,587.6)	(1,238.7)	(1,444.7)
Financing activities	(57.1)	648.8	3,484.2	3,495.3	984.2	973.1
Other Financial Data:
Cash paid or advanced for business acquisitions, net of cash acquired(6)	$—	$352.9	$3,639.1	$3,543.7	$1,240.4	$1,335.8
Capital expenditures	30.9	32.8	115.5	78.7	74.3	111.1
EBITDA(7)	202.3	184.6	(51.9)	126.8	368.6	189.9
Adjusted EBITDA(8)	214.6	216.7	344.5	207.2	464.3	601.6
Pro Forma Adjusted EBITDA(9)						703.7
Net Debt (as adjusted), as of the last day of the period(10)						$3,962.4
Ratio of Net Debt (as adjusted) to Pro Forma Adjusted EBITDA(11)						5.6X

	September 30,		June 30,
	2013	2014	2015
Balance Sheet Data:
Cash and cash equivalents	$402.0	$268.4	$274.3
Working capital, excluding cash and cash equivalents, restricted cash and current portion of long-term debt	82.0	371.5	430.8
Total assets	3,473.8	7,731.1	8,859.7
Long-term debt, including current portion(12)	1,408.6	3,856.1	4,528.0
Other non-current liabilities	116.3	182.4	237.7
Total equity	1,498.6	2,283.2	2,669.0

(1)	In the nine months ended June 30, 2015 and 2014 and the years ended September 30, 2014, 2013 and 2012, Post incurred an unrealized net pretax gain (loss) of $11.1 million, $(0.5) million, $(9.8) million, $(0.9) million and $(0.3) million, respectively, on economic hedges which did not meet the criteria for cash flow hedge accounting. For more information, see Note 12 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements for the fiscal year ended September 30, 2014 contained in our first Current Report on Form 8-K filed with the SEC on May 11, 2015 and Note 11 of “Notes to Condensed Consolidated Financial Statements (Unaudited)” in Post’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each as filed with the SEC and incorporated by reference in this prospectus supplement.
(2)

In the nine months ended June 30, 2015 and 2014 and the years ended September 30, 2014, 2013, and 2012, Post incurred $0.6 million, $0.6 million, $2.6 million, $8.9 million and $12.5 million, respectively, of costs reported in selling, general and administrative expense related to the separation of Post from Ralcorp and

Post’s transition into a separate stand-alone entity. For more information, see Note 20 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements for the fiscal year ended September 30, 2014 contained in our first Current Report on Form 8-K filed with the SEC on May 11, 2015 and incorporated by reference in this prospectus supplement.

(3)	For information about the impairment of goodwill and other intangible assets, see “Critical Accounting Policies and Estimates” and Notes 2 and 6 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements for the fiscal year ended September 30, 2014 contained in our Current Report on our first Form 8-K filed with the SEC on May 11, 2015 and incorporated by reference in this prospectus supplement.
(4)	Represents certain plant closure related expenses associated with the closures of the Modesto, California facility as part of a cost savings and capacity rationalization effort, the Boise, Idaho manufacturing facility as part of a cost savings effort, and the Parsippany, New Jersey office as part of a cost savings effort. The transfer of production capabilities and closure of the Modesto, California facility was completed in September 2014. Production at the Boise, Idaho facility ceased in June 2015, and production of the PowerBar products was transferred to third party facilities under co-manufacturing agreements. The Parsippany, New Jersey office closure is expected to be completed by May 2016. See Note 4 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements, contained in our first Current Report filed on Form 8-K on May 11, 2015, for the fiscal year ended September 30, 2014 and Note 3 of “Notes to Condensed Consolidated Financial Statements (Unaudited)” in Post’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2014, each as filed with the SEC and incorporated by reference in this prospectus supplement, for further discussion of restructuring expenses.
(5)	For periods prior to Post’s separation from Ralcorp on February 3, 2012, interest expense represents intercompany interest expense related to debt obligations assumed by Ralcorp from Kraft in the August 2008 acquisition of Post and other intercompany notes. As part of the separation transaction, Post settled all intercompany debt with Ralcorp. At the time of the separation and thereafter, Post has incurred new indebtedness with a book value as of June 30, 2015 totaling $4,528.0 million. See Note 14 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements for the fiscal year ended September 30, 2014 contained in our Current Report on our first Form 8-K filed with the SEC on May 11, 2015, and Note 14 in “Notes to Condensed Consolidated Financial Statements (Unaudited)” contained in Post’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each as filed with the SEC and incorporated by reference in this prospectus supplement, for further discussion of long-term debt.
(6)	In December 2012, Post completed its acquisition of the assets of Attune Foods, Inc. In May 2013, Post completed its acquisition of certain assets of the Hearthside Food Solutions private label and branded cereal granola and snacks businesses. In September 2013, Post completed its acquisition of PNC. In January 2014, Post completed the acquisition of Dakota Growers. In February 2014, Post completed its acquisitions of Golden Boy and Dymatize, and in June 2014, Post completed its acquisition of Michael Foods. In July 2014, Post advanced funds for the acquisition of the PowerBar and Musashi branded premium bars, powders and gel products from Nestlé S.A., which acquisition was completed on October 1, 2014, and in November 2014, Post completed its acquisition of American Blanching. In May 2015, Post completed its acquisition of MOM Brands. The amount included in cash paid or advanced for business acquisitions, net of cash acquired reflects the cash consideration paid or advanced for these businesses less any cash acquired in the transactions. See Note 5 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements, contained in our first Current Report filed on Form 8-K on May 11, 2015, for the fiscal year ended September 30, 2014, and Note 4 in “Notes to Condensed Consolidated Financial Statements (Unaudited)” contained in Post’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each as filed with the SEC and incorporated by reference in this prospectus supplement, for further discussion of business combinations.
(7)

As used herein, “EBITDA” represents operating profit plus depreciation and amortization. We present EBITDA because we consider it to be an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We believe issuers of “high yield” securities also present EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. We believe EBITDA (which, as derived from operating profit, has not been reduced by interest expense, other non-operating expenses or provision for taxes), is an appropriate supplemental measure of debt service capacity, because cash expenditures on interest are, by definition, available to pay interest and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up. Depreciation and amortization are non-cash charges.

The indentures governing our senior notes use EBITDA (with additional adjustments similar to those discussed in note (8) below regarding our calculation of “Adjusted EBITDA”) to measure our compliance with covenants such as interest coverage and leverage. Our management also believes EBITDA is an acceptable indicator of our ability to incur and service debt and make capital expenditures. We believe that EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business.

EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative benchmark measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally.

The following table reconciles EBITDA to operating profit for the periods indicated:

	Year Ended September 30,			Nine Months Ended June 30,		Twelve Months Ended June 30,
(in millions)	2012	2013	2014	2014	2015	2015
Operating profit (loss)	$139.1	$107.8	$(207.7)	$32.9	$171.9	$(68.7)
Depreciation and amortization	63.2	76.8	155.8	93.9	196.7	258.6

EBITDA	$202.3	$184.6	$(51.9)	$126.8	$368.6	$189.9

(8)

We present Adjusted EBITDA as a further supplemental measure of our operating performance and ability to service debt. We prepare Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items that are non-cash items, unusual items which we do not expect to recur or continue at the same level or other items which we do not believe to be reflective of our ongoing operating performance. We have also included in our preparation of Adjusted EBITDA an adjustment for additional costs we estimated we would have incurred if we would have been a stand-alone company during the periods prior to our separation from Ralcorp. You are encouraged to evaluate each adjustment and the reasons we consider them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA, including the fact that we may calculate Adjusted EBITDA differently than other companies in our industry. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The following table reconciles EBITDA to Adjusted EBITDA for the periods indicated:

	Year Ended September 30,			Nine Months Ended June 30,		Twelve Months Ended June 30,
(in millions)	2012	2013	2014	2014	2015	2015
EBITDA	$202.3	$184.6	$(51.9)	$126.8	$368.6	$189.9
Stock compensation(a)	4.5	10.5	14.5	11.0	20.2	23.7
Retention and severance costs(b)	0.9	—	—	—	—	—
Intangible asset impairment(c)	—	2.9	295.6	—	—	295.6
Impact of mark-to-market accounting for economic hedges(d)	0.3	0.9	9.8	0.5	(11.1)	(1.8)
Losses on hedge of purchase price of acquisitions(e)	—	—	13.1	13.1	—	—
Intercompany servicing fees(f)	(0.8)	—	—	—	—	—
Separation costs(g)	12.5	8.9	2.6	0.6	0.6	2.6
Inventory revaluation adjustment on acquired businesses(h)	—	1.4	26.1	25.0	20.2	21.3
Public company costs(i)	(5.1)	—	—	—	—	—
Restructuring and plant closure costs(j)	—	4.8	5.6	3.8	15.3	17.1
Acquisition and divestiture related transaction costs(k)	—	2.7	27.7	26.3	12.1	13.5
Integration costs(l)	—	—	5.3	4.2	9.3	10.4
Legal settlement(m)	—	—	(2.0)	(2.0)	—	—
Loss on assets held for sale(n)	—	—	5.4	—	27.4	32.8
Gain on change in fair value of acquisition earn-out(o)	—	—	(4.7)	(2.1)	(0.7)	(3.3)
Gain from insurance proceeds(p)	—	—	(3.4)	—	(1.0)	(4.4)
Foreign currency loss on intercompany loans(q)	—	—	0.8	—	3.6	4.4
Purchase price adjustment(r)	—	—	—	—	(0.2)	(0.2)

Adjusted EBITDA	$214.6	$216.7	$344.5	$207.2	$464.3	$601.6

(a)	Represents non-cash expenses related to stock-based compensation.
(b)	Represents non-recurring retention expense for certain Post employees to ensure continuity during the transition/separation of Post from Ralcorp. Also includes severance for job eliminations triggered by the spin-off from Ralcorp.
(c)

For the fiscal year ended September 30, 2013, represents a non-cash expense for the impairment of certain trademark intangible assets. For the fiscal year ended September 30, 2014, represents a non-cash expense for the impairment of goodwill and certain trademark intangible assets resulting from a decline within the branded ready-to-eat cereal category and reduced near-term profitability related to supply chain disruptions and incremental remediation expenses at Dymatize. For more information about these expenses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” and Notes 2 and 6 of “Notes to

Consolidated Financial Statements” in Post’s audited consolidated financial statements for the fiscal year ended September 30, 2014 contained in our first Current Report on Form 8-K filed with the SEC on May 11, 2015 and incorporated by reference in this prospectus supplement.

(d)	Represents a non-cash expense for mark-to-market adjustments on economic hedges. For more information, see Note 12 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements for the fiscal year ended September 30, 2014 contained in our first Current Report on Form 8-K filed with the SEC on May 11, 2015 and Note 11 in “Notes to Condensed Consolidated Financial Statements (unaudited)” contained in Post’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each as filed with the SEC and incorporated by reference in this prospectus supplement.
(e)	On December 7, 2013, Post entered into a share purchase agreement to acquire Golden Boy Foods Ltd. for a purchase price of 320 million Canadian dollars. From that date through January 31, 2014, Post began to accumulate Canadian dollars in preparation for closing the transaction on February 1, 2014. In addition, Post entered into a financial instrument as an economic hedge against fluctuations in the foreign currency exchange rate of the Canadian dollar against the U.S. dollar. In aggregate, Post incurred a loss of $13.1 million during the year ended September 30, 2014 on the Canadian dollars accumulated and the economic hedge.
(f)	Represents intercompany servicing fees from an accounts receivable securitization program that did not continue after Post’s separation from Ralcorp.
(g)	Represents certain expenses incurred to effect the separation of Post from Ralcorp and to support Post’s transition into a separate stand-alone entity.
(h)	Represents the profit impact of inventory basis step-up related to business combinations.
(i)	Represents additional costs we estimate we would have incurred had we been a stand-alone company for the duration of the periods presented, consisting primarily of executive office costs, incremental costs to perform core corporate support functions, independent board of director fees and costs and external and internal audit costs.
(j)	Represents certain plant closure related expenses associated with the closures of the Modesto, California facility as part of a cost savings and capacity rationalization effort, the Boise, Idaho manufacturing facility as part of a cost savings effort, and the Parsippany, New Jersey office as part of a cost savings effort. The transfer of production capabilities and closure of the Modesto, California facility was completed in September 2014. Production at the Boise, Idaho facility ceased in June 2015, and production of the PowerBar products was transferred to third party facilities under co-manufacturing agreements. The Parisppany, New Jersey office closure is expected to be completed by May 2016.
(k)	Represents expenses related to professional service fees and other related costs associated with the signed and closed business combinations and business divestitures.
(l)	Represents costs incurred to integrate acquired or to be acquired businesses.
(m)	Represents cash received to settle a legal matter.
(n)	Represents non-cash impairment losses recorded to adjust the carrying value of fixed assets and businesses classified as held for sale. For more information, see Note 2 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements for the fiscal year ended September 30, 2014 contained in our first Current Report on Form 8-K filed with the SEC on May 11, 2015 and Note 1 in “Notes to Condensed Consolidated Financial Statements (unaudited)” contained in Post’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each as filed with the SEC and incorporated by reference in this prospectus supplement.
(o)

Represents non-cash gains recorded to adjust the carrying value of the contingent earn-out payment related to the Dymatize acquisition. For more information, see Note 5 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements contained in our first Current Report filed on Form 8-K on May 11, 2015 for the fiscal year ended September 30, 2014 and Note 4 in “Notes to Condensed Consolidated Financial Statements (unaudited)” contained in Post’s Quarterly

Report on Form 10-Q for the quarter ended June 30, 2015, each as filed with the SEC and incorporated by reference in this prospectus supplement.
(p)	Represents insurance proceeds received in excess of the carrying value of damaged assets.
(q)	Represents non-cash foreign currency losses on intercompany loans denominated in currencies other than the functional currency of the respective legal entity.
(r)	Represents an adjustment to the purchase price of an acquisition in excess of one year beyond the acquisition date.

(9)	We present Pro Forma Adjusted EBITDA as a further supplemental measure of our operating performance and ability to service debt. We prepare Pro Forma Adjusted EBITDA by further adjusting Adjusted EBITDA to give effect to recent acquisitions as if those acquisitions had occurred on July 1, 2014, as follows:

•	Our acquisition of American Blanching was completed effective November 1, 2014. Our financial results for the 12 month period ended June 30, 2015 includes eight months of financial results attributable to American Blanching. The adjustments to Pro Forma Adjusted EBITDA for the 12 month period ended June 30, 2015 include management’s estimate of the pre-acquisition Adjusted EBITDA of American Blanching for the period from July 1, 2014 through October 31, 2014 and include adjustments to remove sponsor management fees and transaction costs.

•	Our acquisition of MOM Brands was completed on May 4, 2015. Our results for the 12 month period ended June 30, 2015 includes two months of financial results attributable to MOM Brands. The adjustments to Pro Forma Adjusted EBITDA for the 12 month period ended June 30, 2015 include management’s estimate of the pre-acquisition Adjusted EBITDA of MOM Brands for the period from June 29, 2014 through May 3, 2015 and include adjustments to remove restructuring expenses, transaction costs, consulting fees and board/shareholder expenses. In connection with the acquisition of MOM Brands, we expect to recognize approximately $50.0 million in run-rate cost synergies by the second full fiscal year following the closing of the acquisition resulting from infrastructure optimization and rationalization, shared administrative services, and improved leverage within the combined sales force. We estimate that the one-time costs incurred to achieve these expected synergies will be between $70.0 million and $80.0 million. This $50.0 million of projected cost savings is not included in Pro Forma Adjusted EBITDA. Although we currently expect to receive at least a $50.0 million benefit, there can be no assurance that we will realize the anticipated synergies.

Management’s estimate of the pre-acquisition Adjusted EBITDA of American Blanching and MOM Brands, and the other financial data presented in this prospectus supplement for each such business, are based on the financial statements that were prepared by their respective prior management and do not include any contributions from synergies or cost savings that our management expects to achieve in the future. These financial statements have not been audited or reviewed by our independent registered public accounting firm or any other accounting firm. Investors should be aware that Adjusted EBITDA for all of the acquired entities, may not be entirely comparable to our measure of Adjusted EBITDA. Pro Forma Adjusted EBITDA has not been prepared in accordance with the requirements of Regulation S-X or any other securities laws relating to the presentation of pro forma financial information. Pro Forma Adjusted EBITDA and the related ratios are presented for information purposes only and do not purport to represent what our actual financial position or results or operations would have been if the acquisitions had been completed as of an earlier date or that may be achieved in the future. Pro Forma Adjusted EBITDA does not include any pre-acquisition contribution from, or otherwise adjust for, our acquisition of the PowerBar and Musashi branded premium bars, powders and gel products business of Nestlé S.A., which was completed on October 1, 2014.

The following table reconciles Adjusted EBITDA to Pro Forma Adjusted EBITDA for the period indicated:

(in millions)	Twelve Months Ended June 30, 2015
Adjusted EBITDA	$601.6
American Blanching Adjusted EBITDA(a)	6.3
MOM Brands Adjusted EBITDA(b)	95.8

Pro Forma Adjusted EBITDA	$703.7

(a)	Adjustment gives effect to the acquisition of American Blanching, which was consummated effective November 1, 2014, as if such acquisition had occurred on July 1, 2014, by including management’s estimate of the Adjusted EBITDA of American Blanching for the period from July 1, 2014 through October 31, 2014, including adjustments to remove sponsor management fees and transaction costs. This estimate does not include any contributions from synergies or cost savings management expects to achieve in the future. The following is a reconciliation of earnings before income taxes to Adjusted EBITDA for American Blanching (amounts in millions):

July 1, 2014 to October 31, 2014
Earnings before income taxes	$4.6
Depreciation and amortization	1.0
Interest expense, net	0.2
Sponsor Management and Fees	0.1
Transaction costs	0.4

Adjusted EBITDA	$6.3

(b)	Adjustment gives effect to the acquisition of MOM Brands, which was consummated effective May 4, 2015, as if such acquisition had occurred on July 1, 2014, by including management’s estimate of the Adjusted EBITDA of MOM Brands for the period from June 29, 2014 through May 3, 2015, including adjustments to remove restructuring expenses, transaction costs, consulting fees and board/shareholder expenses. This estimate does not include any contributions from synergies or cost savings management expects to achieve in the future. The following is a reconciliation of earnings before income taxes to Adjusted EBITDA for MOM Brands (amounts in millions):

June 29, 2014 to May 3, 2015
Earnings before income taxes	$(7.2)
Depreciation and amortization	47.6
Interest expense	7.0
Restructuring expenses	13.3
Transaction costs	34.4
Board/shareholder expenses	0.7

Adjusted EBITDA	$95.8

(10)

We present Net Debt (as adjusted) as a further supplemental measure of financial position. Net Debt (as adjusted) is defined as (a) the aggregate principal amount of our long term debt of $4,489.9 million less (b) cash and cash equivalents of $527.5 million, in each case after giving effect to the offering of the shares of our common stock hereby, our concurrent debt offering and the use of proceeds of this offering and our concurrent debt offering to repay a portion of our secured term loan outstanding under our credit agreement as if this offering, our concurrent debt offering and the use of proceeds described above had occurred on June 30, 2015 and, in the case of cash and cash equivalents, also giving effect to estimated expenses with respect to such transactions.

(11)	We present Ratio of Net Debt (as adjusted) to Pro Forma Adjusted EBITDA as a further supplemental measure of financial position. Ratio of Net Debt (as adjusted) to Pro Forma Adjusted EBITDA represents the ratio of our Net Debt (as adjusted) as of June 30, 2015 (calculated as described above in footnote (10)) to our Pro Forma Adjusted EBITDA for the 12 months ended June 30, 2015 (calculated as described in footnote (9)).
(12)	Includes unamortized premiums, net of unamortized discounts of $38.1 million at June 30, 2015, $45.2 million at September 30, 2014 and $33.6 million at September 30, 2013.

THE OFFERING

Common stock offered by us	shares, or if the underwriters exercise their option in full to purchase additional shares. The specific number of shares we will issue in this offering will be such number of shares of our common stock as will result in gross proceeds to us from this offering of $275,000,000, not including the proceeds of additional shares that we may issue if the underwriters exercise their option to purchase additional shares.

Common stock to be outstanding immediately after this offering	shares, or if the underwriters exercise their option in full to purchase additional shares. The specific number of shares we will issue in this offering will be such number of shares of our common stock as will result in gross proceeds to us from this offering of $275,000,000, not including the proceeds of additional shares that we may issue if the underwriters exercise their option to purchase additional shares.

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses, will be approximately $265.4 million, or approximately $305.3 million if the underwriters exercise their option to purchase additional shares from us in full. We expect to receive net proceeds from our concurrent debt offering of approximately $1,187.8 million after deducting discounts, fees, and expenses.

We intend to use the net proceeds of this offering, including any proceeds we may receive from the exercise by the underwriters of their option to purchase additional shares, together with the net proceeds of our concurrent debt offering, to repay $1,200.0 million of our secured term loan outstanding under our credit agreement and for general corporate purposes, which could include, among other things, financing future acquisition opportunities, working capital and capital expenditures. Certain of the underwriters or their respective affiliates are agents or lenders under our secured term loan, and accordingly, will receive a portion of the proceeds from this offering. See “Use of Proceeds” and “Underwriting.”

Dividend policy	We have no plans to pay cash dividends on our common stock in the foreseeable future, and our existing senior credit facility and the indentures governing our debt securities restrict, and future credit facilities may restrict, our ability to pay dividends.

Risk factors	You should read the “Risk Factors” section of this prospectus supplement beginning on page S-21 before deciding to purchase shares of our common stock.

Listing	Our common stock is listed on the New York Stock Exchange under the symbol “POST.”

The number of shares of our common stock to be outstanding after this offering is based on 54,852,040 shares outstanding as of August 7, 2015, and excludes as of such date:

•	4,645,000 outstanding stock options, 546,168 outstanding stock settled restricted stock units and 250,633 outstanding stock-settled stock appreciation rights;

•	an aggregate of 817,504 additional shares of common stock available for future issuance under our equity compensation plans;

•	11,030,508 shares of common stock issuable upon conversion of our outstanding 3.75% Series B Cumulative Perpetual Convertible Preferred Stock, which we refer to as the Series B preferred stock, and 2.5% Series C Cumulative Perpetual Convertible Preferred Stock, which we refer to as the Series C preferred stock, at the conversion rates in effect as of the date of this prospectus supplement; and

•	any shares of common stock issuable upon the settlement of the purchase contracts comprising a portion of our 5.25% tangible equity units.

Except as otherwise noted, all information in this prospectus supplement:

•	assumes no exercise of outstanding options or conversion of outstanding convertible preferred stock; and

•	assumes no exercise by the underwriters of their option to purchase additional shares of common stock.

RISK FACTORS

Investment in our common stock involves risks. Before acquiring any shares of our common stock, you should carefully consider the risk factors set forth below, and those incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 and our Quarterly Reports on Form 10-Q as filed with the SEC on November 28, 2014 and on February 6, 2015 and August 7, 2015, respectively. The risks described below or incorporated by reference herein are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks or those incorporated by reference herein could materially and adversely affect our business, financial condition or results of operations. In such case, you could lose all or part of your original investment.

Risk Factors Relating to Post and this Offering

Our management will have broad discretion in the application of the net proceeds of this offering.

Our management will have broad discretion in the application of the net proceeds from this offering, and our shareholders will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use.

The price of our common stock may fluctuate significantly.

The trading price of our shares of common stock has from time to time fluctuated widely and in the future may be subject to similar fluctuations. This volatility may affect the price at which you could sell your common stock. The market price of our common stock is likely to continue to be volatile and may fluctuate significantly in response to many factors, including:

•	operating results that vary from the expectations of management, securities analysts and investors;

•	developments in our business or in sectors in which we operate generally;

•	the operating and securities price performance of companies that investors consider to be comparable to us;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors;

•	negative economic conditions that adversely affect the economy, commodity prices, the job market and other factors that may affect the markets in which we operate;

•	publication of research reports about us or the sectors in which we operate generally;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future (including in connection with our concurrent debt offering);

•	additions or departures of key management personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community;

•	the failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of recently completed or future acquisitions; and

•	the realization of any of the other risk factors included in, or incorporated by reference to, this prospectus supplement or the prospectus.

Holders of our common stock will be subject to the risk of volatile and depressed market prices of our common stock. In addition, many of the factors listed above are beyond our control. These factors may cause the market price of our common stock to decline, regardless of the financial condition, results of operations, business or prospects of us and our subsidiaries. It is impossible to assure investors in our capital stock that the market price of our common stock will not fall in the future.

We have substantial debt and high leverage, which could have a negative impact on our financing options and liquidity position or restrict our activities.

As of June 30, 2015, we and our subsidiaries had $4,489.9 million in aggregate principal amount of total debt and a $400.0 million secured revolving credit facility (with no amounts drawn thereunder but $4.2 million utilized under letters of credit). See “Description of Certain Indebtedness.” On a pro forma basis as of June 30, 2015, giving effect to this offering and our concurrent debt offering and the use of proceeds of this offering and our concurrent debt offering to repay a portion of our secured term loan outstanding under our credit agreement, we and our subsidiaries would have had aggregate principal amount outstanding of unsecured senior indebtedness of approximately $4,112.4 million and aggregate principal amount outstanding of secured senior indebtedness of approximately $374.4 million under our credit agreement, and secured capital lease obligations of approximately $3.1 million. Any amounts that we borrow under our credit agreement, including our revolving credit facility, any future incremental term loans and future incremental revolving loans, and any letters of credit issued thereunder, will be secured. See “Description of Certain Indebtedness.”

Our overall leverage and the terms of our financing arrangements could:

•	limit our ability to obtain additional financing in the future for working capital, capital expenditures and acquisitions;

•	make it more difficult for us to satisfy our obligations under the terms of our financing arrangements;

•	limit our ability to refinance our indebtedness on terms acceptable to us or at all;

•	limit our flexibility to plan for and to adjust to changing business and market conditions in the industries in which we operate and increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future investments, capital expenditures, working capital, business activities, acquisitions and other general corporate requirements;

•	limit our ability to obtain additional financing for working capital, for capital expenditures, to fund growth or for general corporate purposes, even when necessary to maintain adequate liquidity, particularly if any ratings assigned to our debt securities by rating organizations were revised downward; and

•	subject us to higher levels of indebtedness than our competitors, which may cause a competitive disadvantage and may reduce our flexibility in responding to increased competition.

Our ability to meet expenses and debt service obligations will depend on our future performance, which will be affected by financial, business, economic and other factors, including potential changes in consumer preferences, the success of product and marketing innovation and pressure from competitors. If we do not generate enough cash to pay our debt service obligations, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or raise additional equity.

Despite our present and possible future substantial indebtedness levels, we may still be able to incur substantial additional amounts of debt, which could further exacerbate the risks associated with our indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture that will govern the notes offered in our concurrent debt offering, the indentures governing our existing notes, the indenture and indenture supplement that govern the amortizing notes component of our tangible equity units and our revolving credit facility as currently in effect do not fully prohibit us or our subsidiaries from doing so. We have $395.8 million of undrawn availability under our revolving credit facility, all of which would be secured when drawn. If new debt is added to our current debt levels, the related risks we could face would be magnified.

The indentures governing the notes in our concurrent debt offering, our existing notes and the amortizing notes component of our tangible equity units, as well as our revolving credit facility, allow us to incur a substantial amount of additional secured debt.

The agreements governing our debt contain, or may in future financings contain, various covenants that limit our ability to take certain actions and also require us to meet financial maintenance tests, failure to comply with which could have a material adverse effect on us.

Our financing arrangements contain restrictions, covenants and events of default that, among other things, require us to satisfy certain financial tests and maintain certain financial ratios and restrict our ability to incur additional indebtedness and to refinance our existing indebtedness. Financing arrangements which we enter into in the future could contain similar restrictions and could additionally require us to comply with similar, new or additional financial tests or to maintain similar, new or additional financial ratios. The terms of our financing arrangements, financing arrangements which we enter into in the future and any future indebtedness may impose various restrictions and covenants on us that could limit our ability to pay dividends, respond to market conditions, provide for capital investment needs or take advantage of business opportunities by limiting the amount of additional borrowings we may incur. These restrictions include compliance with, or maintenance of, certain financial tests and ratios and may limit or prohibit our ability to, among other things:

•	borrow money or guarantee debt;

•	create liens;

•	pay dividends on or redeem or repurchase stock or other securities;

•	make investments and acquisitions;

•	enter into or permit to exist contractual limits on the ability of our subsidiaries to pay dividends to us;

•	enter into new lines of business;

•	enter into transactions with affiliates; and

•	sell assets or merge with other companies.

Various risks, uncertainties and events beyond our control could affect our ability to comply with these restrictions and covenants. Failure to comply with any of the restrictions and covenants in our existing or future financing arrangements could result in a default under those arrangements and under other arrangements containing cross-default provisions.

Our credit agreement contains customary financial covenants including a maximum senior secured leverage ratio and a quarterly minimum interest coverage ratio. Our credit agreement permits us, subject to certain exceptions, to incur additional unsecured debt only if, among other conditions, our consolidated interest coverage ratio, calculated as provided in our credit agreement, would be greater than or equal to 2.00 to 1.00 after giving effect to such new debt. The indenture that will govern the debt securities offered in our concurrent debt offering and the indentures governing the existing notes contain a similar restriction. See “Description of Certain Indebtedness.”

A default would permit lenders to accelerate the maturity of the debt under these arrangements and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.

The shares issued in connection with the MOM Brands acquisition and the shares to be issued under our outstanding tangible equity units and upon conversion of our preferred stock may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by shares of our common stock that we issued to the shareholders and optionholders of MOM Brands upon completion of the MOM Brands acquisition, the shares of our common stock issuable upon settlement of our 5.25% tangible equity units and by the shares of our common stock issued upon any conversion of our convertible preferred stock. A portion of the shares of common stock issued upon completion of the MOM Brands acquisition are subject to a registration rights agreement under which we registered the resale of such shares under the securities laws, and we expect all shares issued to MOM Brands shareholders and optionholders to become freely transferable in compliance with SEC safe harbor rules in November 2015. We have issued 2,875,000 tangible equity units under which up to 6,027,150 shares of our common stock, at the maximum settlement rate, may be issued upon settlement. We have issued 2,415,000 shares of our 3.75% Series B Cumulative Perpetual Convertible Preferred Stock, which we refer to as the Series B preferred stock, and 3,200,000 shares of our 2.5% Series C Cumulative Perpetual Convertible Preferred Stock, which we refer to as the Series C preferred stock. At the conversion rates in effect as of the date of this prospectus supplement, 11,030,508 shares of our common stock are issuable in the aggregate upon conversion of the Series B preferred stock and the Series C preferred stock. The conversion rates of the Series B preferred stock and the Series C preferred stock are subject to adjustments that could significantly increase the number of shares of our common stock issuable upon such conversion. The market price of our common stock could become more volatile and could be depressed by:

•	the sale into the market of a substantial number of additional shares of common stock issued upon completion of the MOM Brands acquisition;

•	investors’ anticipation of the sale into the market of a substantial number of additional shares of common stock upon conversion of our convertible preferred stock or settlement of the purchase contract component of the units;

•	possible sales of our common stock by investors who view our convertible preferred stock or the units as a more attractive means of equity participation in us than owning shares of our common stock; and

•	hedging or arbitrage trading activity that may develop involving our convertible preferred stock, our tangible equity units and the related purchase contracts and our common stock.

Sales of a substantial number of shares of our common stock in the public market by our existing shareholders could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise adequate capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock. As part of the consideration for the MOM Brands acquisition, we issued 2,454,402 shares of our common stock to the shareholders and optionholders of MOM Brands upon completion of the MOM Brands acquisition and registered the public resale of a portion of such shares.

There may be future sales or other dilution of our equity, which may adversely affect the market price of the shares of our common stock and/or dilute the value of shares of our common stock.

We are not restricted from issuing, and stockholder approval is not required in order to issue, additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock, except any stockholder approval required by the NYSE. We have in the past, and may in the future, sell such equity and equity-linked securities. Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our shares of common stock. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our shares of common stock. The market price of our common stock may be adversely affected if we issue additional shares of our common stock.

You may not receive dividends on the shares of our common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. We have no plans to pay cash dividends on our common stock in the foreseeable future, and our senior credit facility and the indentures governing our debt securities restrict, and future credit facilities may restrict, our ability to pay dividends.

Provisions in our articles of incorporation and bylaws and provisions of Missouri law may prevent or delay an acquisition of our company, which could decrease the trading price of our common stock.

Our articles of incorporation, bylaws and Missouri law contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include, among others:

•	our board of directors is divided into three classes with staggered terms;

•	our board of directors fixes the number of members on the board;

•	elimination of the rights of our shareholders to act by written consent (except when such consent is unanimous) and to call shareholder meetings;

•	rules regarding how shareholders may present proposals or nominate directors for election at shareholder meetings;

•	the right of our board of directors to issue preferred stock without shareholder approval;

•	supermajority vote requirements for certain amendments to our articles of incorporation and bylaws;

•	anti-takeover provisions of Missouri law which may prevent us from engaging in a business combination with an interested shareholder, or which may deter third parties from acquiring our common stock above certain thresholds; and

•	limitations on the right of shareholders to remove directors.

These provisions may deter an acquisition of us that might otherwise be attractive to shareholders.

We may issue debt and equity securities or securities convertible into equity securities, any of which may be senior to our common stock as to distributions and liquidation.

In the future, we may issue additional debt or equity securities or securities convertible into or exchangeable for equity securities, or we may enter into debt-like financing that is unsecured or secured by any or all of our properties. Such securities may be senior to our common stock as to distributions. In addition, in the event of our liquidation, our lenders and holders of our debt and preferred securities would receive distributions of our available assets before distributions to the holders of our common stock.

We are a holding company and rely on dividends, distributions and other payments, advances and transfers of funds from our subsidiaries to meet our obligations.

We are a holding company that does not conduct any business operations of our own. As a result, we are largely dependent upon cash dividends and distributions and other transfers from our subsidiaries to meet our obligations. Any agreements governing the indebtedness of our subsidiaries could impose restrictions on such subsidiaries’ ability to pay dividends or other distributions to us. The deterioration of the earnings from, or other available assets of, our subsidiaries for any reason could also limit or impair their ability to pay dividends or other distributions to us.

Actual operating results may differ significantly from our guidance.

From time to time, we release guidance regarding our future performance or the expected future performance of companies or businesses that we have agreed to acquire. Any such guidance represents our management’s estimates as of the date of release. This guidance, which consists of forward-looking statements, is prepared by our management and is qualified by, and subject to, the assumptions and the other information contained or referred to in such release and the factors described under “Forward-Looking Statements” in this prospectus supplement. Our guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our independent registered public accounting firms nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto.

Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. We generally state possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent that actual results could not fall outside of the suggested ranges. The principal reason that we release this data is to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by any such persons.

Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, our guidance is only an estimate of what management believes is realizable as of the date of release. Actual results will vary from the guidance. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

Any failure to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in, or incorporated by reference into, this prospectus supplement could result in the actual operating results being different than the guidance, and such differences may be adverse and material.

FORWARD-LOOKING STATEMENTS

Forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, are made throughout this prospectus supplement. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “expect,” “project,” “estimate,” “anticipate,” “aim,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this prospectus supplement. Our results of operations and financial condition may differ materially from those in the forward-looking statements. Such statements are based on management’s current views and assumptions, and involve risks and uncertainties that could affect expected results. Those risks and uncertainties include but are not limited to the following:

•	our ability to realize the synergies contemplated by the acquisition of MOM Brands, including the expected timing and our ability to recognize the benefits of the closure of the Parsippany, New Jersey office;

•	our ability to promptly and effectively integrate the MOM Brands business;

•	our high leverage and substantial debt, including covenants that restrict the operation of our business;

•	our ability to service our outstanding debt or obtain additional financing, including both secured and unsecured debt;

•	the recent avian influenza outbreak in the U.S. Midwest;

•	our ability to continue to compete in our product markets and our ability to retain our market position;

•	our ability to identify and complete acquisitions, manage our growth and integrate acquisitions;

•	changes in our cost structure, management, financing and business operations;

•	significant volatility in the costs of certain raw materials, commodities, packaging or energy used to manufacture our products;

•	our ability to maintain competitive pricing, introduce new products or successfully manage our costs;

•	our ability to successfully implement business strategies to reduce costs;

•	impairment in the carrying value of goodwill or other intangibles;

•	the loss or bankruptcy of a significant customer;

•	allegations that our products cause injury or illness, product recalls and product liability claims and other litigation;

•	our ability to anticipate and respond to changes in consumer preferences and trends;

•	changes in economic conditions and consumer demand for our products;

•	disruptions in the U.S. and global capital and credit markets;

•	labor strikes, work stoppages or unionization efforts;

•	legal and regulatory factors, including advertising and labeling laws, changes in food safety and laws and regulations governing animal feeding operations;

•	our ability to comply with increased regulatory scrutiny related to certain of our products and/or international sales;

•	the ultimate impact litigation may have on us, including the lawsuit (to which Michael Foods is a party) alleging violations of federal and state antitrust laws in the egg industry;

•	our reliance on third party manufacturers for certain of our products;

•	disruptions or inefficiencies in supply chain;

•	our ability to recognize the expected benefits of the closing of our Modesto, California and Boise, Idaho manufacturing facilities;

•	fluctuations in foreign currency exchange rates;

•	consolidations in the retail grocery and foodservice industries;

•	change in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business;

•	losses or increased funding and expenses related to our qualified pension plans;

•	loss of key employees;

•	our ability to protect our intellectual property;

•	changes in weather conditions, natural disasters, disease outbreaks and other events beyond our control;

•	our ability to successfully operate our international operations in compliance with applicable laws and regulations;

•	our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including with respect to acquired businesses;

•	business disruptions caused by information technology failures and/or technology hacking; and

•	other risks and uncertainties included under “Risk Factors” in this prospectus supplement and those included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on November 28, 2014 and our Quarterly Reports on Form 10-Q filed with the SEC on February 6, 2015 and August 7, 2015.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus supplement and those included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2014, March 31, 2015 and June 30, 2015, each of which are filed with the SEC and incorporated by reference in this prospectus supplement, to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses, will be approximately $265.4 million, or approximately $305.3 million if the underwriters exercise their option to purchase additional shares from us in full. We expect to receive net proceeds from our concurrent debt offering of approximately $1,187.8 million after deducting discounts, fees, and expenses.

We intend to use the net proceeds of this offering, including any proceeds we may receive from the exercise by the underwriters of their option to purchase additional shares, together with the net proceeds of our concurrent debt offering, to repay $1,200.0 million of our secured term loan outstanding under our credit agreement and for general corporate purposes, which could include, among other things, financing future acquisition opportunities, working capital and capital expenditures.

Our secured term loan outstanding under our credit agreement must be repaid in full on June 2, 2021. The interest rate on the secured term loan is either the base rate (as defined in our credit agreement), plus 2.00%, or the Eurodollar Rate (as defined in our credit agreement) plus 3.00%, with the Eurodollar Rate not being less than 0.75%. Currently the interest rate on the secured term loan is the Eurodollar Rate plus 3.00%. We incurred $700.0 million of such debt on May 4, 2015 and used the proceeds to fund a portion of our acquisition of MOM Brands. Certain of the underwriters or their respective affiliates are agents or lenders under our secured term loan, and accordingly, will receive a portion of the proceeds from this offering. See “Underwriting.”

DIVIDEND POLICY AND MARKET FOR COMMON STOCK

Dividend Policy

The holders of our common stock are entitled to receive dividends if and when declared by our board of directors out of legally available funds. We have no plans to pay cash dividends on our common stock in the foreseeable future, and our senior credit facility and the indentures governing our debt securities restrict, and future credit facilities may restrict, our ability to pay dividends. Our Series B preferred stock earns cumulative dividends at a rate of 3.75% per annum, and our Series C preferred stock earns cumulative dividends at a rate of 2.5% per annum. Dividends on each series of preferred stock are payable quarterly on February 15, May 15, August 15 and November 15. We have paid the dividends on the Series B preferred stock and the Series C preferred stock on each quarterly dividend payment date since their respective initial issuances. Subject to compliance with the terms of our senior credit facility and our indentures, we expect to continue to pay dividends on the Series B and Series C preferred stock for future dividend periods.

Price Range of our Common Stock

Our common stock is traded on the New York Stock Exchange under the symbol “POST.” The high and low closing sale prices of our common stock, as reported by the New York Stock Exchange, for our two most recent fiscal years and for the recent portion of our current fiscal year are reported below.

	Price Range of Common Stock
Period	High	Low
Fiscal Year Ended September 30, 2013:
First Quarter	$35.13	$30.05
Second Quarter	42.93	33.93
Third Quarter	47.12	41.88
Fourth Quarter	49.14	40.37
Fiscal Year Ended September 30, 2014:
First Quarter	$52.61	$38.70
Second Quarter	60.18	49.50
Third Quarter	54.96	45.75
Fourth Quarter	49.98	33.18
Fiscal Year Ending September 30, 2015:
First Quarter	$42.61	$31.67
Second Quarter	50.77	39.41
Third Quarter	53.93	42.45
Fourth Quarter (through August 7, 2015)	58.09	51.58

On August 7, 2015, the closing sale price of our common stock as reported on the NYSE was $58.09.

As of August 7, 2015, there were approximately 6,458 record holders of our common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2015:

•	on an actual basis; and

•	on an as adjusted basis to give effect to:

(i) the sale of our shares of common stock in this offering after deducting estimated discounts and commissions and estimated offering expenses and excluding proceeds which may be received if the underwriters exercise their option to purchase additional shares of common stock, and our receipt of the estimated net proceeds thereof as described in “Use of Proceeds”;

(ii) the issuance, concurrent with this offering, of $1,200.0 million in aggregate principal amount of our debt;

and, in each case, the other items or events described in the footnotes in the table below.

The information below is not necessarily indicative of our future cash and cash equivalents and capitalization. You should read the information in this table together with (i) “Management’s Discussions and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes for the fiscal year ended September 30, 2014 contained in our first Current Report on Form 8-K filed with the SEC on May 11, 2015 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each as filed with the SEC and incorporated by reference in this prospectus supplement, (ii) the historical consolidated financial statements and related notes of MFI Holding Corporation as of and for the three years in the period ended December 28, 2013 and as of and for the three month period ended March 29, 2014 and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our first Current Report on Form 8-K filed with the SEC on May 19, 2014, which, other than Exhibit 99.5, is incorporated by reference in this prospectus supplement, and (iii) “Unaudited Pro Forma Condensed Consolidated Financial Information” contained in our fourth Current Report on Form 8-K filed with the SEC on January 26, 2015 and incorporated by reference in this prospectus supplement.

	As of June 30, 2015
	Historical	As Adjusted
(in millions)		For Common Stock Offering Only		For Common Stock Offering and Debt Offering
Cash and cash equivalents	$274.3	$539.7	(1)	$527.5	(2)

Debt, including current and long-term:
Senior secured first lien term loan(3)	$1,567.2	$1,567.2		$372.7
% senior note due 2024(4)	—	—		600.0
% senior note due 2025(5)	—	—		600.0
7.375% senior notes due 2022	1,403.0	1,403.0		1,403.0
6.75% senior notes due 2021	892.3	892.3		892.3
6.00% senior notes due 2022	630.0	630.0		630.0
Senior amortizing notes that are components of tangible equity units	28.5	28.5		28.5
Other debt	7.0	7.0		7.0

Total debt	$4,528.0	$4,528.0		$4,533.5

	As of June 30, 2015
	Historical	As Adjusted
(in millions)		For Common Stock Offering Only	For Common Stock Offering and Debt Offering
Shareholders’ Equity:
Preferred stock, par value $.01 per share; 50,000,000 shares authorized:
Series B—$100 liquidation value; 2,415,000 shares issued and outstanding and Series C—$100 liquidation value; 3,200,000 shares issued and outstanding	0.1	0.1	0.1
Common stock, par value $.01 per share; 300,000,000 shares authorized; 54,852,040 shares outstanding	0.6	0.7	0.7
Additional paid-in capital(6)	3,130.7	3,396.0	3,396.0
Accumulated deficit	(348.5)	(348.5)	(367.1)
Accumulated other comprehensive loss	(60.5)	(60.5)	(60.5)
Treasury stock	(53.4)	(53.4)	(53.4)

Total stockholders’ equity	2,669.0	2,934.4	2,915.8

Total capitalization	$7,197.0	$7,462.4	$7,449.3

(1)	The as adjusted balance for the offering of common stock includes, in addition to the historical balance, the gross proceeds of $275.0 million from this offering, reduced by our estimated $9.6 million of fees and expenses (including discounts and commissions) for this offering.
(2)	The as adjusted balance for the offering of common stock and the concurrent debt offering includes, in addition to the historical balance, the following: gross proceeds of $275.0 million from the offering of common stock, plus estimated gross proceeds of $1,200.0 million from the concurrent debt offering, reduced by the use of proceeds to repay $1,200.0 million of our secured term loan, further reduced by an estimated $21.8 million of fees and expenses (including discounts and commissions) of such offerings of common stock and notes.
(3)	Our credit agreement provides for a revolving credit facility with an aggregate principal value of $400.0 million. The revolving credit facility has outstanding letters of credit of $4.2 million which reduced the available borrowing capacity to $395.8 million at June 30, 2015.
(4)	The as adjusted balance gives effect to estimated gross proceeds of $600.0 million from the offering of the 2024 notes.
(5)	The as adjusted balance gives effect to estimated gross proceeds of $600.0 million from the offering of the 2025 notes.
(6)	As adjusted additional paid in capital assumes gross proceeds of $275.0 million from the issuance of common stock in this offering, less par value and estimated fees and expenses (including discounts and commissions) for this offering of $9.6 million.

DESCRIPTION OF CERTAIN INDEBTEDNESS

We have summarized below the material terms of certain agreements and indentures relating to our indebtedness. You are encouraged to read the agreements that govern such indebtedness, which are filed as exhibits to the registration statement of which this prospectus is a part, for greater detail on the terms of the agreements that may be important to you.

Secured Credit Facilities

Credit Agreement and Amendments and Joinders

On January 29, 2014, we entered into a credit agreement with various financial institutions that provided for a revolving credit facility in an aggregate principal amount of $300.0 million and potential incremental revolving and term loan credit facilities at our request and at the discretion of the lenders. On May 1, 2014, we amended our credit agreement to provide for, among other matters, (a) facilitating the acquisition of Michael Foods and the additional financing contemplated as part of the acquisition, (b) increasing the senior secured leverage ratio covenant, calculated as set forth in our credit agreement, to 3.00 to 1.00, and (c) increasing the amount of permitted capital expenditures. Also on May 1, 2014, we executed a first joinder agreement to our credit agreement that provided for an incremental revolving credit commitment that effectively increased the maximum aggregate amount of the revolving credit facility to $400.0 million. As of the date hereof, we have not accessed the revolving credit facility except for outstanding letters of credit of $4.2 million which have reduced the available borrowing capacity to $395.8 million. We intend to use the revolving credit facility, as increased, for general corporate purposes, including working capital and funding future acquisitions. If and when we do make draws under the revolving credit facility, any outstanding amounts must be repaid on or before January 29, 2019.

On March 6, 2015, we further amended our credit agreement to, among other matters:

•	facilitate the financing of the MOM Brands acquisition, including permitting the incremental term loan that was used to fund a portion of the MOM Brands acquisition, and waiving or limiting certain conditions for the MOM Brands acquisition to be a permitted acquisition under our credit agreement;

•	with respect to the incremental term loan that was used to fund a portion of the MOM Brands acquisition, waive the condition that we be in pro forma compliance with the financial covenants contained in our credit agreement;

•	permit future incremental loans under our credit agreement (in addition to the incremental term loan that was used to fund a portion of the MOM Brands acquisition) in an amount not to exceed the greater of $700 million and the amount which would not cause our senior secured leverage ratio to exceed 2.50 to 1.00;

•	remove the limitation on the maximum dollar amount of dispositions of property which are permitted;

•	change one of the conditions for incurring additional unsecured debt under the permitted unsecured debt “basket” provided in our credit agreement from requiring us to have a maximum pro forma leverage ratio of 5.75 to 1.00 to requiring us to have a minimum pro forma interest coverage ratio of 2.00 to 1.00;

•	at our option, permit pro forma calculations which are required under our credit agreement with respect to future acquisitions or investments to be performed at the time any definitive agreement with respect to any such future acquisition or investment is entered into rather than at the time consummated; and

•	increase the amount of debt permitted in connection with an accounts receivable sale.

On June 2, 2014, we executed a second joinder agreement to our credit agreement and borrowed $885.0 million of term loans to fund a portion of the Michael Foods acquisition. On May 4, 2015, we executed a third joinder agreement to our credit agreement and borrowed an additional $700.0 million of term loans to fund a portion of the MOM Brands acquisition. The outstanding amounts under the term loan (including the term loan we borrowed on June 2, 2014 pursuant to the second joinder to our credit agreement and the term loan we borrowed on May 4, 2015 pursuant to the third joinder to our credit agreement) must be repaid in quarterly principal installments of approximately $4.0 million beginning on June 30, 2015 and must be repaid in full on June 2, 2021. We also are required under our credit agreement, the second joinder agreement and the third joinder agreement to make certain prepayments of principal of the term loan under specified circumstances. The interest rate on the secured term loan is either the base rate (as defined in our credit agreement), plus 2.00%, or the Eurodollar Rate (as defined in our credit agreement) plus 3.00%, with the Eurodollar Rate not being less than 0.75%. Currently the interest rate on the secured term loan is the Eurodollar Rate plus 3.00%.

Unless the context indicates otherwise, references in this prospectus supplement to our credit agreement mean our credit agreement as amended on May 1, 2014 and March 6, 2015.

The credit agreement contains customary affirmative and negative covenants for agreements of this type, including delivery of financial and other information, compliance with laws, maintenance of property, existence, insurance and books and records, inspection rights, obligation to provide collateral and guarantees by new subsidiaries, limitations with respect to indebtedness, liens, fundamental changes, restrictive agreements, use of proceeds, amendments of organization documents, accounting changes, prepayments and amendments of indebtedness, dispositions of assets, acquisitions and other investments, transactions with affiliates, dividends and redemptions or repurchases of stock, capital expenditures, and granting liens on real property.

The credit agreement also contains customary financial covenants including the maximum senior secured leverage ratio described above and a quarterly minimum interest coverage ratio. The credit agreement permits us, subject to certain exceptions, to incur additional unsecured debt only if, among other conditions, our consolidated interest coverage ratio, calculated as provided in our credit agreement, would be greater than or equal to 2.00 to 1.00 after giving effect to such new debt.

The credit agreement provides for customary events of default, including material breach of representations and warranties, failure to make required payments, failure to comply with certain agreements or covenants, failure to pay, or default under, certain other material indebtedness, certain events of bankruptcy and insolvency, inability to pay debts, the occurrence of one or more unstayed or undischarged judgments in excess of $75.0 million or attachments issued against a material part of our property, change in control, the invalidity of any loan document, the failure of the collateral documents to create a valid and perfected first priority lien and certain ERISA events. Upon the occurrence of an event of default, the maturity of the loans under our credit agreement may accelerated and the agent and lenders under our credit agreement may exercise other rights and remedies available at law or under the loan documents, including with respect to the collateral and guarantees for our obligations under our credit agreement.

Our obligations under our credit agreement, including our obligations under the term loan are unconditionally guaranteed by our existing and subsequently acquired or organized direct and indirect domestic subsidiaries (other than immaterial domestic subsidiaries and certain excluded subsidiaries) and are secured by security interests in substantially all of our assets and the assets of our subsidiary guarantors, including certain material real property.

Amortizing Notes Component of Tangible Equity Units

On May 28, 2014, we completed the public offering of 2,875,000 5.25% tangible equity units, with a stated value of $100.00 per unit, resulting in gross proceeds of $287.5 million. Each unit consists of a prepaid stock purchase contract and an amortizing note. Unless settled earlier, each stock purchase contract will automatically settle on June 1, 2017 (subject to postponement in limited circumstances) for a number of shares of our common stock that will equal at least 1.7114 shares and not more than 2.0964 shares (subject to adjustments in certain circumstances). Each amortizing note has an initial principal amount of $14.5219 and the aggregate principal amount of the amortizing notes is approximately $41.8 million. Each amortizing note bears interest at a rate of

5.25% per annum and will have a final installment payment date of June 1, 2017. On each March 1, June 1, September 1 and December 1, commencing on September 1, 2014, we pay quarterly cash installments of $1.3125 per amortizing note (except for the September 1, 2014 installment payment, which was $1.35625 per amortizing note), which cash payments in the aggregate per year are equivalent to a 5.25% cash payment per year with respect to each $100.00 stated amount of units. Each installment constitutes a payment of interest and a partial repayment of principal.

The amortizing notes are our senior unsecured obligations. The indebtedness evidenced by the amortizing notes ranks senior in right of payment to our existing and future subordinated indebtedness, ranks equally in right of payment with all of our existing and future senior indebtedness (including our existing notes and the debt securities offered in our concurrent debt offering) that is not so subordinated, is effectively subordinated in right of payment to our existing and future secured indebtedness, including the secured term loan and our existing revolving credit facility, to the extent of the value of the assets securing such indebtedness and is structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

If we elect to settle the purchase contracts early, which is permitted under the terms of such contracts, then holders of the tangible equity units will have the right to require us to repurchase some or all of their amortizing notes on the repurchase date for cash at a specified repurchase price per note. In connection with any early settlement of purchase contracts at the holders’ election, holders will not have the right to require us to repurchase any or all of their amortizing notes.

6.00% Senior Notes due 2022

We have issued $630.0 million in aggregate principal amount of our 6.00% notes due 2022 (which we refer to as the 6.00% notes and which comprise a portion of the existing notes). The 6.00% notes were issued pursuant to an indenture dated as of June 2, 2014, among us, the guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee (which we refer to as the 6.00% notes indenture). The 6.00% notes are our unsecured unsubordinated obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our existing and future domestic subsidiaries (other than immaterial subsidiaries or receivables finance subsidiaries).

The 6.00% notes bear interest at a rate of 6.00% per year. Interest payments are due semi-annually each June 15 and December 15, with the first interest payment due on December 15, 2014. The maturity date of the 6.00% notes is December 15, 2022.

The 6.00% notes and their subsidiary guarantees are unsecured, senior obligations. Accordingly, they are:

•	equal in right of payment with all of our and the subsidiary guarantors’ existing and future senior indebtedness, including the 7.375% notes, the 6.75% notes and the amortizing notes;

•	senior in right of payment to any of our and the subsidiary guarantors’ future subordinated indebtedness;

•	effectively subordinated to all of our and the subsidiary guarantors’ existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness; and

•	effectively subordinated to all of the existing and future indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries (other than indebtedness and other liabilities owed to us or any guarantors).

At any time prior to June 15, 2017, we may redeem up to 40% of the aggregate principal amount of the 6.00% notes at a redemption price equal to 106.00% of the principal amounts of the 6.00% notes redeemed, plus accrued and unpaid interest to the redemption date with an amount not to exceed the net cash proceeds of certain equity offerings by us so long as at least 50% of the aggregate principal amount of 6.00% notes originally issued under the indenture remains outstanding immediately after the redemption (unless all such 6.00% notes are otherwise repurchased or redeemed) and the redemption occurs within 90 days of the date of the closing of such equity offering.

At any time prior to June 15, 2018, we may redeem all or a part of the 6.00% notes at a redemption price equal to 100% of the principal amount of the 6.00% notes redeemed and accrued and unpaid interest, plus a premium provided for in the 6.00% notes indenture, which would be the greater of (1) 1.0% of the principal amount of each 6.00% note being redeemed or (2) the excess of (i) the present value at the redemption date of (x) the redemption price of the 6.00% note being redeemed at June 15, 2018 plus (y) all required interest payments due on such 6.00% note through May 30, 2018 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate (as defined in the 6.00% notes indenture) as of such redemption date plus 50 basis points; over (ii) the principal amount of such 6.00% note.

On or after June 15, 2018, we may redeem all or part of the 6.00% notes at the redemption prices (expressed as a percentage of the principal amount of the 6.00% notes) set forth below, plus accrued and unpaid interest, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

Redemption Year	Price
2018	103.0000%
2019	101.5000%
2020 and thereafter	100.0000%

If we experience a change of control (as defined in the 6.00% note indenture), holders of the 6.00% notes may require us to purchase the 6.00% notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

The 6.00% notes indenture limits our ability and the ability of our restricted subsidiaries to, among other things: borrow money or guarantee debt; create liens; pay dividends on or redeem or repurchase stock; make specified types of investments and acquisitions; enter into or permit to exist contractual limits on the ability of our subsidiaries to pay dividends to us; enter into new lines of business; enter into transactions with affiliates; and sell assets or merge with other companies.

Certain of the covenants under the 6.00% indenture are subject to suspension when and if the 6.00% notes are rated at least “BBB-” by Standard & Poor’s or at least “Baa3” by Moody’s. Each of the covenants is subject to a number of important exceptions and qualifications.

The 6.00% notes indenture contains customary events of default that include, among other things (subject in certain cases to customary grace and cure periods): (i) non-payment of principal or interest, (ii) breach of certain covenants contained in the 6.00% notes indenture or the 6.00% notes, (iii) defaults in failure to pay certain other indebtedness or the acceleration of certain other indebtedness prior to maturity, (iv) the failure to pay certain final judgments, (v) the failure of certain guarantees to be enforceable and (vi) certain events of bankruptcy or insolvency. Generally, if an event of default occurs (subject to certain exceptions), the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding 6.00% notes may declare all the 6.00% notes to be due and payable immediately.

6.75% Senior Notes Due 2021

We have issued $875.0 million in aggregate principal amount of our 6.75% senior notes (which we refer to as the 6.75% notes and which comprise a portion of the existing notes). The 6.75% notes were issued pursuant to an indenture, which we refer to as the 6.75% indenture, dated as of November 18, 2013, among us, our subsidiary guarantors and Wells Fargo Bank, National Association, as trustee, as supplemented as of January 13, 2014, February 28, 2014 and April 18, 2014 to add additional acquired subsidiaries as additional guarantors. The 6.75% notes are unsecured unsubordinated obligations of us and are guaranteed by our domestic subsidiaries.

The 6.75% notes bear interest at a rate of 6.75% per year. Interest payments are due semi-annually each June 1 and December 1, with the first interest payment due on June 1, 2014. The maturity date of the 6.75% notes is December 1, 2021. The 6.75% notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our existing and future domestic subsidiaries (other than immaterial subsidiaries or receivables finance subsidiaries).

The 6.75% notes and the subsidiary guarantees are unsecured, senior obligations. Accordingly, they are:

•	equal in right of payment with all of our and the subsidiary guarantors’ existing and future senior indebtedness;

•	senior in right of payment to any of our and the subsidiary guarantors’ future subordinated indebtedness;

•	effectively subordinated to all of our and the subsidiary guarantors’ existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness; and

•	effectively subordinated to all of the existing and future indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries (other than indebtedness and other liabilities owed to us or any guarantors.

Prior to December 1, 2016, we may redeem up to 40% of the aggregate principal amount of 6.75% notes at a redemption price equal to 106.750% of the principal amount of the 6.75% notes redeemed, plus accrued and unpaid interest to the redemption date with an amount not to exceed the net cash proceeds of certain equity offerings by us so long as at least 50% of the aggregate principal amount of 6.75% notes originally issued under the 6.75% indenture remains outstanding immediately after the redemption (unless all such 6.75% notes are otherwise repurchased or redeemed) and the redemption occurs within 90 days of the date of the closing of such equity offering.

At any time prior to December 1, 2017, we may redeem all or a part of the 6.75% notes at a redemption price equal to 100% of the principal amount of the 6.75% notes redeemed and accrued and unpaid interest, plus a premium provided for in the 6.75% indenture, which would be the greater of (1) 1.0% of the principal amount of each 6.75% note being redeemed or (2) the excess of (i) the present value at the redemption date of (x) the redemption price of the 6.75% note being redeemed at December 1, 2017 plus (y) all required interest payments due on each such 6.75% note through December 1, 2017 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate (as defined in the 6.75% notes indenture) as of such redemption date plus 50 basis points; over (ii) the principal amount of such 6.75% note.

On or after December 1, 2017, we may redeem all or a part of the 6.75% notes at the redemption prices (expressed as a percentage of principal amount of the 6.75% notes) set forth below, plus accrued and unpaid interest, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Redemption Year	Price
2017	103.3750%
2018	101.6875%
2019 and thereafter	100.0000%

If we experience a change of control (as defined in the 6.75% indenture), holders of the 6.75% notes may require us to purchase the 6.75% notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

The 6.75% indenture limits our ability and the ability of our restricted subsidiaries to, among other things: borrow money or guarantee debt; create liens; pay dividends on or redeem or repurchase stock; make specified types of investments and acquisitions; enter into or permit to exist contractual limits on the ability of our subsidiaries to pay dividends to us; enter into new lines of business; enter into transactions with affiliates; and sell assets or merge with other companies.

Certain of the covenants under the 6.75% indenture are subject to suspension when and if the 6.75% notes are rated at least “BBB-” by Standard & Poor’s or at least “Baa3” by Moody’s. Each of the covenants is subject to a number of important exceptions and qualifications.

The 6.75% indenture contains customary events of default that include, among other things (subject in certain cases to customary grace and cure periods): (i) non-payment of principal or interest, (ii) breach of certain covenants contained in the indenture or the 6.75% notes, (iii) defaults in failure to pay certain other indebtedness or the acceleration of certain other indebtedness prior to maturity, (iv) the failure to pay certain final judgments, (v) the failure of certain guarantees to be enforceable and (vi) certain events of bankruptcy or insolvency. Generally, if an event of default occurs (subject to certain exceptions), the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding 6.75% notes may declare all the 6.75% notes to be due and payable immediately.

7.375% Senior Notes Due 2022

We have issued $1,375.0 million in aggregate principal amount of our 7.375% senior notes (which we refer to as the 7.375% notes and which comprise a portion of the existing notes). The 7.375% notes were issued pursuant to an Indenture, which we refer to as the 7.375% indenture, dated as of February 3, 2012, among us, our subsidiary guarantors, and Wells Fargo Bank, National Association, as trustee, as supplemented as of May 28, 2013, September 3, 2013, January 13, 2014, February 28, 2014 and April 18, 2014 to add additional acquired subsidiaries as additional guarantors. The 7.375% notes are unsecured unsubordinated obligations of us and are guaranteed by our domestic subsidiaries.

Upon their issuance, the 7.375% notes were subject to registration rights agreements under which we and the subsidiary guarantors agreed to file an exchange offer registration statement registering under the Securities Act exchange notes that have substantially identical terms as the 7.375% notes as initially issued. On November 9, 2012, we filed a registration statement with respect to the 7.375% notes issued on February 3, 2012 and October 25, 2012, for 7.375% notes with a principal value of $1,025.0 million, and we completed the exchange of the notes on January 10, 2013. For the remaining $350.0 million principal value of 7.375% notes, we filed a second exchange offer registration statement with the SEC on January 21, 2014 and will continue to use commercially reasonable efforts to have the registration statement declared effective on or prior to July 13, 2014.

The 7.375% notes bear interest at a rate of 7.375% per year. Interest payments are due semi-annually each February 15 and August 15, with the first interest payment due on August 15, 2012. The maturity date of the 7.375% notes is February 15, 2022. The 7.375% notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our existing and future domestic subsidiaries (other than immaterial subsidiaries or receivables finance subsidiaries).

The 7.375% notes and the subsidiary guarantees are unsecured, senior obligations. Accordingly, they are:

•	equal in right of payment with all of our and the subsidiary guarantors’ existing and future senior indebtedness;

•	senior in right of payment to any of our and the subsidiary guarantors’ future subordinated indebtedness;

•	effectively subordinated to all of our and the subsidiary guarantors’ existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness; and

•	effectively subordinated to all of the existing and future indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries (other than indebtedness and other liabilities owed to us or any guarantors.

On or after February 15, 2017, we may redeem all or a part of the 7.375% notes at the redemption prices (expressed as a percentage of principal amount of the 7.375% notes) set forth below, plus accrued and unpaid interest, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Redemption Year	Price
2017	103.688%
2018	102.458%
2019	101.229%
2020 and thereafter	100.000%

If we experience a change of control (as defined in the 7.375% indenture), holders of the 7.375% notes may require us to purchase the 7.375% notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

The 7.375% indenture among other things, limits our ability and the ability of our restricted subsidiaries to borrow money or guarantee debt, create liens, pay dividends on or redeem or repurchase stock, make specified types of investments and acquisitions, enter into or permit to exist contractual limits on the ability of our subsidiaries to pay dividends to us, enter into new lines of business, enter into transactions with affiliates and sell assets or merge with other companies.

Certain of the covenants under the 7.375% indenture are subject to suspension when and if the 7.375% notes are rated at least “BBB-” by Standard & Poor’s or at least “Baa3” by Moody’s. Each of the covenants is subject to a number of important exceptions and qualifications.

The 7.375% indenture contains customary events of default that include, among other things (subject in certain cases to customary grace and cure periods): (i) non-payment of principal or interest, (ii) breach of certain covenants contained in the indenture or the 7.375% notes, (iii) defaults in failure to pay certain other indebtedness or the acceleration of certain other indebtedness prior to maturity, (iv) the failure to pay certain final judgments, (v) the failure of certain guarantees to be enforceable, and (vi) certain events of bankruptcy or insolvency. Generally, if an event of default occurs (subject to certain exceptions), the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding 7.375% notes may declare all the 7.375% notes to be due and payable immediately.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a discussion of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or IRS, in each case in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to non-U.S. holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstances. In addition, it does not address consequences relevant to non-U.S. holders subject to particular rules, including, without limitation:

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax or the Medicare contribution tax on net investment income;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax-exempt or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to be treated as a United States person.

Distributions

As described in the section entitled “Dividend Policy and Market for Common Stock,” we do not anticipate declaring or paying cash dividends to holders of our common stock in the foreseeable future. However, cash or other property distributions, if any, on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussions below on an applicable income tax treaty or effectively connected income, dividends paid to a non-U.S. holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or a lower rate specified by an applicable income tax treaty).

Subject to the discussion of FATCA (as defined below), non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) qualifying for an applicable income tax treaty or (b) the non-U.S. holder holding our common stock in connection with the conduct of a trade or business within the United States and dividends being paid in connection with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN, W-8BEN-E or other applicable documentation claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI or other applicable documentation stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S.

holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or a lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items.

Sale or Other Taxable Disposition

Subject to the discussion of FATCA (as defined below), a non-U.S. holder will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or a lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or a lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States).

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock will not be subject to U.S. federal income or withholding tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owns, actually or constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other disposition or the non-U.S. holder’s holding period for such common stock.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

A non-U.S. holder will not be subject to backup withholding with respect to payments of dividends on our common stock we make to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a U.S. person and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification, or otherwise establishes an exemption. However, information returns will be filed with the IRS in connection with any dividends on our common stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale of our common stock within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale of our common stock outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN, W-8BEN-E or other applicable form (and the applicable withholding agent does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under sections 1471 to 1474 of the Code (such sections commonly referred to as “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it will be required to, among other things, undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. The 30% withholding tax under FATCA would apply regardless of whether the applicable payment would otherwise be exempt from U.S. federal withholding tax (e.g., as effectively connected income or as capital gain upon the sale, exchange, redemption or other disposition of our common stock).

Under the applicable Treasury Regulations and IRS guidance, withholding under FATCA generally will apply to payments of dividends on our common stock regardless of when they are made and to payments of gross proceeds from the sale or other disposition of such common stock on or after January 1, 2017. Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA and the circumstances under which a claim for refund could be made for amounts withheld with respect to dividends paid on, or gross proceeds received from the sale of, our common stock.

UNDERWRITING

Credit Suisse Securities (USA) and Barclays Capital Inc. are acting as representatives of the underwriters of this offering. Under the terms of an underwriting agreement, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
Credit Suisse Securities (USA) LLC
Barclays Capital Inc.
Nomura Securities International, Inc.
BMO Capital Markets Corp.
Goldman, Sachs & Co.
SunTrust Robinson Humphrey, Inc.
Rabo Securities USA, Inc.
Stifel, Nicolaus & Company, Incorporated
UBS Securities LLC

Total

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise
Per Share	$
Total	$

The underwriters have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $             per share. After the offering, the representatives may change the offering price and other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The expenses of the offering that are payable by us are estimated to be approximately $0.7 million (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement to purchase, from time to time, in whole or in part, up to an aggregate of      shares from us at the public offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Clear Market and Lock-Up Agreements

We, and our executive officers and directors, have agreed, subject to certain exceptions, that we and they will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, without the prior written consent of _ Credit Suisse Securities (USA) and Barclays Capital Inc. for a period of 90 days after the date of this prospectus supplement.

Notwithstanding the foregoing, the underwriters have agreed that the lock-up agreement will not apply to us with respect to (a) our sale of common stock pursuant to this offering, (b) our issuance of any shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, (c) any grants under our equity or stock plans in accordance with the terms of such plans, (d) common stock or rights to receive common stock (including securities convertible into or exercisable or exchangeable for common stock) issued or contemplated to be issued in connection with an acquisition or with a strategic or minority investment transaction, provided that the aggregate number of shares of common stock issued or issuable upon exchange or conversion of any securities convertible into or exchangeable for common stock under clause (d) during the 90-day restricted period shall not exceed 20.0% of the total number of shares of common stock issued and outstanding as of the date of such acquisition or strategic or minority investment transaction and any such recipient of our securities pursuant to clause (d) will agree to be bound by lock-up agreements for the remainder of the 90-day restricted period or (e) the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, for the transfer of shares of common stock (subject to certain conditions). We have also agreed that, without the prior written consent of Credit Suisse Securities (USA) and Barclays Capital Inc., we will not, during the period beginning on the date hereof and continuing to and including the closing date of this offering, offer, sell, contract to sell or otherwise dispose of any of our common stock or warrants to purchase common stock substantially similar to the common stock (other than the sale of the common stock in this offering).

In addition, notwithstanding the lock-up agreements applicable to our directors and executive officers, the underwriters have agreed that such directors and executive officers may, subject to certain restrictions, (1) make transfers as a bona fide gift, (2) make transfers to an affiliate, (3) make transfers to a trust, (4) establish a trading plan that complies with Rule 10b5-1 under the Exchange Act, (5) make purchases pursuant to an option or warrant, (6) surrender common stock or any security convertible into common stock to us in payment of the exercise price of any options or withholdings in respect of tax obligations, (7) make sales or dispositions of common stock solely to cover tax obligations which arise from the exercise or vesting of options or restricted stock units, (8) make pledges of common stock or any security convertible into common stock, (9) make transfers of common stock or any security convertible into common stock acquired in open market transactions, or (10) make tenders involving the acquisition of a majority of our common stock or a majority of our securities convertible into common stock.

Credit Suisse Securities (USA) and Barclays Capital Inc., in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters may also offer and sell shares of common stock through certain of their respective affiliates.

The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In addition, if the underwriters or their affiliates have a lending relationship with us, certain of the underwriters or their affiliates routinely hedge, and certain other of the underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the securities offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the securities offered hereby.

In the ordinary course of their business, certain of the underwriters or their respective affiliates have in the past performed, and may continue to perform, investment banking, broker dealer, financial advisory or other services for us, for which they received or may receive, customary fees and commissions, including previous offerings of equity and debt securities. In addition, certain of the underwriters or their respective affiliates are agents or lenders under our existing credit facility and accordingly, will receive a portion of the net proceeds from this offering and our concurrent debt offering (as described under “Use of Proceeds” in this prospectus supplement). The underwriters and/or their affiliates have received customary compensation and expenses for these commercial banking, investment banking or financial advisory transactions.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member

State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement and the accompanying prospectus. The shares to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus are appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

The shares of our common stock will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The shares of our common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) here the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

The underwriters may make offers and sales both inside and outside of the United States through their selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

LEGAL MATTERS

Lewis Rice LLC, St. Louis, Missouri, will pass upon certain legal matters in connection with the offering of the common stock. Latham & Watkins LLP, New York, New York, will pass upon certain legal matters for the underwriters in connection with the offering of the common stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 (portions of which were amended in our Current Report on Form 8-K dated May 11, 2015), have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of Dakota Growers Pasta Company, Inc., Dymatize Enterprises, LLC, Golden Boy Foods Ltd., and MFI Holding Corporation due to their acquisition by Post Holdings, Inc. during fiscal 2014) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of MFI Holding Corporation, consisting of the consolidated balance sheets as of December 29, 2012 and December 28, 2013 and the related consolidated statements of earnings and comprehensive income, shareholders’ equity and cash flows for the three years in the period ended December 28, 2013, incorporated in this prospectus supplement by reference to our first Current Report on Form 8-K filed on May 19, 2014, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report incorporated herein.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is http://www.postholdings.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities, are or may be filed as exhibits to the registration statement. Statements in this prospectus supplement or the prospectus about these documents are summaries, and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any filings made by us with the SEC subsequent to the date hereof under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus supplement and the accompanying prospectus, until we sell all of the shares of common stock offered hereby or otherwise terminate this offering. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed with the SEC on November 28, 2014, portions of which (including the financial statements and related audit report) were recast in our first Current Report on Form 8-K filed with the SEC on May 11, 2015;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2014, March 31, 2015 and June 30, 2015 filed with the SEC on February 6, 2015, May 8, 2015 and August 7, 2015, respectively;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on December 12, 2014, to the extent incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014;

•	our Current Reports on Form 8-K filed with the SEC on October 1, 2014, October 10, 2014, October 14, 2014, November 3, 2014, January 26, 2015 (the third, fourth and fifth Form 8-Ks only), January 28, 2015, February 3, 2015, February 4, 2015, March 3, 2015, March 6, 2015, March 10, 2015, March 12, 2015, March 16, 2015, April 6, 2015, May 4, 2015, May 8, 2015, May 11, 2015 (both filings), May 15, 2015 (the second Form 8-K only), August 5, 2015 and August 10, 2015 (the first Form 8-K only);

•	the first Current Report on Form 8-K filed by us with the SEC on May 19, 2014, except for Exhibit 99.5 (Unaudited Pro Forma Financial Statements of Post Holdings, Inc.); and

•	the description of our common stock contained in our Form 10 registration statement which was declared effective January 26, 2012.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the shares of common stock offered hereby or otherwise terminate this offering, but excluding any information furnished to, rather than filed with, the SEC, including information furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K, will also be incorporated by reference into this prospectus supplement and the accompanying prospectus and deemed to be part of this prospectus supplement and the accompanying prospectus from the date of the filing of such reports and documents.

Documents incorporated by reference are available from us without charge. You may obtain documents incorporated by reference in this prospectus supplement and the accompanying prospectus by requesting them in writing or by telephone from:

Post Holdings, Inc.

2503 S. Hanley Road

St. Louis, MO 63144

Attention: Investor Relations

(314) 644-7600

PROSPECTUS

Post Holdings, Inc.

Common Stock

Preferred Stock

Senior Debt Securities

Subordinated Debt Securities

Warrants

Purchase Contracts

Units

We may offer and sell any of the following securities from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering:

•	common stock;

•	preferred stock;

•	senior debt securities;

•	subordinated debt securities;

•	warrants to purchase common stock, preferred stock or debt securities;

•	purchase contracts; and

•	units.

When we use the term “securities” in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange and trades under the symbol “POST.” On May 16, 2014, the last reported sale price of our common stock on the New York Stock Exchange was $46.96 per share. Each prospectus supplement will indicate if the securities offered thereby will be listed or quoted on a securities exchange or quotation system.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 7 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 19, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized any other person to provide you with different information. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Except as otherwise indicated or unless the context otherwise requires, all references to “we,” “our,” “us,” “Post” or the “Company” refer to Post Holdings, Inc., a Missouri corporation, together with its consolidated subsidiaries. References in this prospectus to “Ralcorp” refer to Ralcorp Holdings, Inc. and its consolidated subsidiaries (other than Post prior to the separation). References in this prospectus to the “separation” refer to the separation of Post from Ralcorp on February 3, 2012. “Post cereals business” refers to the branded ready-to-eat cereals business of Post or, if prior to the separation, of Ralcorp. All references to “we,” “our,” “us,” “Post” or the “Company” in the context of historical results prior to the separation refer to the Post cereals business.

FORWARD LOOKING STATEMENTS

Forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, are made throughout this prospectus. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “expect,” “project,” “estimate,” “anticipate,” “aim,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this report. Our results of operations and financial condition may differ materially from those in the forward-looking statements. Such statements are based on management’s current views and assumptions, and involve risks and uncertainties that could affect expected results. Those risks and uncertainties include but are not limited to the following:

•	our high leverage and substantial debt, including covenants that restrict the operation of our business;

•	our ability to service our outstanding debt or obtain additional financing;

•	our ability to continue to compete in our product markets and our ability to retain our market position;

•	our ability to identify and complete acquisitions, manage our growth and integrate acquisitions;

•	changes in our cost structure, management, financing and business operations;

•	significant increases in the costs of certain commodities, packaging or energy used to manufacture our products;

•	our ability to recognize the expected benefits of the closing of our Modesto, California manufacturing facility;

•	our ability to maintain competitive pricing, successfully introduce new products or successfully manage our costs;

•	our ability to successfully implement business strategies to reduce costs;

•	impairment in the carrying value of goodwill or other intangibles;

•	the loss or bankruptcy of a significant customer;

•	allegations that our products cause injury or illness, product recalls and product liability claims and other litigation;

•	our ability to anticipate changes in consumer preferences and trends;

•	changes in economic conditions and consumer demand for our products;

•	disruptions in the U.S. and global capital and credit markets;

•	labor strikes, work stoppages or unionization efforts by our employees;

•	legal and regulatory factors, including changes in food safety, advertising and labeling laws and regulations;

•	our ability to comply with increased regulatory scrutiny related to certain of our products and/or international sales;

•	disruptions or inefficiencies in supply chain;

•	our reliance on third party manufacturers for certain of our products;

•	fluctuations in foreign currency exchange rates;

•	consolidations among the retail grocery and foodservice industries;

•	change in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business;

•	losses or increased funding and expenses related to our qualified pension plans;

•	loss of key employees;

•	our ability to protect our intellectual property;

•	changes in weather conditions, natural disasters and other events beyond our control;

•	our ability to successfully operate our international operations in compliance with applicable laws and regulations;

•	our ability to operate effectively as a stand-alone, publicly traded company;

•	our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including with respect to acquired businesses;

•	business disruptions caused by information technology failures; and

•	other risks and uncertainties included under “Risk Factors” in this prospectus and those included in our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 10, 2014 (the second Form 8-K only) and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this document to conform these statements to actual results or to changes in our expectations.

INDUSTRY AND MARKET DATA

This prospectus and the documents incorporated by reference herein include industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys and other independent sources available to us. Some data also are based on our good faith estimates, which are derived from management’s knowledge of the industry and from independent sources. These third-party publications and surveys generally state that the information included therein has been obtained from sources believed to be reliable, but that the publications and surveys can give no assurance as to the accuracy or completeness of such information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions on which such data are based. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources and we cannot guarantee its accuracy or completeness. Market share data is based on information from Nielsen and is referenced Food, Drug and Mass Merchandisers (“FDM”) or Expanded All Outlets Combined (“xAOC”), which includes FDM plus Walmart, club stores and certain other retailers. Nielsen’s xAOC is representative of food, drug and mass merchandisers (including Walmart), some club retailers (Sam’s & BJs), some dollar retailers (Dollar General, Family Dollar & Dollar Tree) and military.

TRADEMARKS AND SERVICE MARKS

The logos, trademarks, trade names and service marks mentioned in this prospectus, including Honey Bunches of Oats®, Pebbles™, Post Selects®, Great Grains®, Post Shredded Wheat®, Golden Crisp®, Alpha-Bits®, Spoon Size® Shredded Wheat, Post® Raisin Bran, Grape-Nuts®, Honeycomb®, Attune®, Uncle Sam®, Erewhon®, Golden Temple™, Peace Cereal®, Sweet Home Farm®, Willamette Valley Granola Company™, Premier Protein®, Joint Juice®, Dymatize® and Supreme Protein® brands are currently the property of, or are under license by, Post or its subsidiaries. We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this prospectus may be registered in the United States and other jurisdictions. Each trademark, trade name or service mark of any other company appearing in this prospectus is owned or used under license by such company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is http://www.postholdings.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 filed with the SEC on November 27, 2013;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2013 filed with the SEC on February 7, 2014 and March 31, 2014, filed with the SEC on May 9, 2014;

•

our Current Reports on Form 8-K filed with the SEC on October 17, 2013, November 13, 2013 (the second and fourth Form 8-Ks only); November 18, 2013, December 9, 2013 (the second Form 8-K and Items 1.01 and 9.01 only of the first Form 8-K), December 10, 2013, December 16, 2013, January 2, 2014

(as amended by the Form 8-K/A filed on January 21, 2014), January 7, 2014, January 10, 2014, January 14, 2014, February 3, 2014, February 6, 2014 (the second Form 8-K), March 10, 2014 (the second, third and fourth Form 8-Ks only), March 12, 2014, March 18, 2014, March 19, 2014, April 17, 2014 (the second Form 8-K only, which contained a discussion under Item 1.01 of the Agreement and Plan of Merger for the Michael Foods transaction and the related debt financing), May 5, 2014 and May 19, 2014;

•	our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on December 13, 2013, to the extent incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013; and

•	the description of our common stock contained in our Form 10 registration statement which was declared effective January 26, 2012.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Documents incorporated by reference are available from us without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from:

Post Holdings, Inc.

2503 S. Hanley Road St. Louis, MO 63144 Attention: Investor Relations (314) 644-7600

THE COMPANY

We are a consumer packaged goods holding company currently operating in the center-of-the-store, active nutrition and private label food categories primarily in the United States and Canada. In February 2012, we completed our legal separation via a tax free spin-off from Ralcorp and began trading on the New York Stock Exchange under the ticker symbol “POST.” In 2012, we had a single operating segment, Post Foods. As a result of recent acquisitions, we now operate four principal businesses: Post Foods, Attune Foods, Active Nutrition and Private Brands. The Post Foods business predominately includes the Post branded ready-to-eat cereal business. The Attune Foods business manufactures, markets and distributes premium natural and organic cereals and snacks and includes the business of Attune Foods, Inc., which we acquired in December 2012 and certain assets of the Hearthside Food Solutions private label and branded cereal, granola and snack businesses, which we acquired in May 2013. The Active Nutrition business markets and distributes high protein bars and shakes as well as nutritional supplements, and includes the business of Premier Nutrition Corporation, which we acquired in September 2013, and the business of Dymatize Enterprises, LLC, which we acquired in February 2014. Our Private Brands business consists of the recent acquisitions of Dakota Growers Pasta Company, Inc. and Golden Boy Foods Ltd., which we acquired in January 2014 and February 2014, respectively.

Our principal executive offices are located at 2503 S. Hanley Road, St. Louis, Missouri 63144, and our telephone number is (314) 644-7600.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors included in or incorporated by reference to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 10, 2014 (the second Form 8-K only), our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends for each of the periods indicated are set forth below. For purposes of calculating these ratios, earnings represent income before income taxes and equity earnings from affiliates plus fixed charges and amortization of capitalized expense, reduced by capitalized interest. Fixed charges include interest expense, capitalized interest and our estimate of the interest component of rent expense. Fixed charges plus preferred stock dividends include interest expense, capitalized interest, our estimate of the interest component of rent expense and, for fiscal year 2013 and subsequent periods, dividends on our Series B and Series C preferred stock.

	Six Months Ended March 31, 2014	Fiscal Year Ended September 30,
		2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges	—(1)	1.3	2.3	—(2)	3.6	3.6
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	—(1)	1.2	2.3	—(2)	3.6	3.6

(1)	For the six months ended March 31, 2014, earnings were insufficient to cover each of (a) fixed charges, and (b) fixed charges and preferred stock dividends by $41.9 million.
(2)	For the year ended September 30, 2011, earnings were insufficient to cover fixed charges by $434.9 million.

The fiscal year ratios presented above are based on our historical audited consolidated financial statements and selected financial data included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 filed with the SEC and incorporated by reference in this prospectus. The ratio presented above for the six months ended March 31, 2014 is based on our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014 filed with the SEC and incorporated by reference in this prospectus.

DESCRIPTION OF CAPITAL STOCK

General

Our amended and restated articles of incorporation provide that we may issue up to 300,000,000 shares of common stock. As of May 6, 2014, there were 38,456,241 shares of our common stock issued and outstanding.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on the applicable record date on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any shares of our preferred stock, the holders of such shares will exclusively possess all voting power. Our articles of incorporation do not provide for cumulative voting in the election of directors.

Dividends. Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of our common stock on the applicable record date will be entitled to such dividends as may be declared from time to time by our board of directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all of our assets available for distribution to such holders.

Other Rights. Our articles of incorporation do not provide for any preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. We are able to issue additional shares of common stock without shareholder approval, subject to applicable rules of the NYSE and Missouri law, for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans and equity grants. The existence of unissued and unreserved common stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. We will not solicit approval of our shareholders for issuance of common stock unless our board of directors believes that approval is advisable or is required by applicable stock exchange rules or Missouri law.

Preferred Stock

Our board of directors has the authority to issue shares of preferred stock in one or more series and to fix, by resolution, the voting powers, which may be full or limited or no voting powers, designations, preferences and relative, participating, optional or other special rights and the qualifications and limitations or restrictions thereof of the shares constituting any series, without any further vote or action by the shareholders. Any shares of preferred stock so authorized and issued could have priority over our common stock with respect to dividend and/or liquidation rights. Our board of directors is expressly authorized to determine, for each class or series of preferred stock, the following information:

•	the number of shares constituting such series of preferred stock and the designation thereof;

•	the rate and times at which, and the conditions, if any, under which dividends will be payable on shares of that series, the status of those dividends as cumulative or non-cumulative and the priority of payments;

•	the voting rights pertaining to shares of the series;

•	whether or not the shares of the series are convertible into or exchangeable for other securities, including common stock, and the price and other terms and conditions of conversion or exchange;

•	the price or prices, times, terms and conditions upon which the shares of the series may be redeemed;

•	the terms of a sinking fund, if any, to be provided for such shares;

•	the rights which the holders of shares of the series have in the event of our voluntary or involuntary liquidation, dissolution, or winding up;

•	whether to include, from time to time, any additional shares of preferred stock in the series; and

•	any other relative powers, preferences and rights, and any qualifications, limitations or restrictions thereof.

Authorizing the board of directors to establish preferred stock eliminates delays associated with seeking shareholder approval of the creation of a particular class or series of preferred stock. The rights of the holders of common stock will be subject to the rights of holders of any preferred stock issued at any time, including in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging, delaying or preventing an acquisition of us at a price which many shareholders find attractive. These provisions could also make it more difficult for our shareholders to effect certain corporate actions, including the election of directors.

Series B Preferred Stock

We have issued 2,415,000 shares of our 3.75% Series B Cumulative Perpetual Convertible Preferred Stock, which we refer to as the “Series B preferred stock.” The terms of the Series B preferred stock are set forth in a Certificate of Designation, Preferences and Rights of 3.75% Series B Cumulative Perpetual Convertible Preferred Stock (which we refer to as the “Series B certificate of designation”), which we have filed with the Missouri Secretary of State and which has become a part of our amended and restated articles of incorporation.

Ranking. The Series B preferred stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our common stock and to any other class or series of our capital stock expressly designated as ranking junior to the Series B preferred stock;

•	on parity with any other class or series of our capital stock, including the 2.5% Series C Cumulative Perpetual Convertible Preferred Stock described below, expressly designated as ranking on parity with the Series B preferred stock;

•	junior to any other class or series of our capital stock expressly designated as ranking senior to the Series B preferred stock;

•	junior to all of our existing and future indebtedness; and

•	structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries and any capital stock of our subsidiaries not held by us.

Dividends. Holders of the Series B preferred stock are entitled to receive cumulative cash dividends at the rate of 3.75% per annum of the $100 liquidation preference per share of the Series B preferred stock, subject to certain adjustments. Dividends on the Series B preferred stock will be payable, when, as and if declared by our board of directors, quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Dividends on the Series B preferred stock accrue even if any of our agreements prohibit the current payment of dividends, we do not have earnings or funds legally available to pay such dividends or we do not declare the payment of dividends.

Liquidation Preference. If we liquidate, dissolve or wind up, holders of shares of the Series B preferred stock will have the right to receive $100 per share of the Series B preferred stock, plus accrued and unpaid dividends (whether or not authorized or declared) up to, but excluding, the date of payment, before any payment is made to holders of our common stock and any other class or series of capital stock ranking junior to the Series B preferred stock as to liquidation rights.

Maturity. The Series B preferred stock has no maturity date, and will remain outstanding unless converted by the holders or redeemed by us.

Optional Redemption. We may not redeem the Series B preferred stock prior to February 15, 2018. On or after February 15, 2018, we will have the option to redeem some or all the shares of the Series B preferred stock at a redemption price equal to 100% of the liquidation preference per share, plus accrued and unpaid dividends to the redemption date if the closing sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption. The redemption price will be paid solely in cash. However, if accrued and unpaid dividends on the Series B preferred stock for all complete dividend periods prior to the dividend period in which the redemption date falls have not been paid, the Series B preferred stock may not be called for redemption. Our right to redeem the Series B preferred stock is subject to the right of holders of Series B preferred stock to convert their Series B preferred stock prior to the redemption date, as described below.

Limited Voting Rights. Holders of shares of the Series B preferred stock will generally have no voting rights, except as otherwise required by Missouri law. However, if dividends on any shares of the Series B preferred stock or any other class or series of preferred stock that ranks equally with the Series B preferred stock as to payment of dividends and with equivalent voting rights have not been declared or paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods, holders of the outstanding shares of the Series B preferred stock, together with holders of any other series of our preferred stock ranking equally with the Series B preferred stock as to payment of dividends and with equivalent voting rights, will be entitled to vote for the election of two additional directors to our board, subject to certain terms and limitations. Without the consent of the holders of at least two-thirds of the outstanding shares of Series B preferred stock together with any other series of our preferred stock ranking on parity as to dividends or liquidation rights and with equivalent voting rights, voting as a single class, we may not create, or increase the shares of, any class or series of stock ranking senior to the Series B preferred stock with respect to dividend payments or liquidation rights, or create any obligation or security convertible into or evidencing the right to purchase any such shares or amend our Amended and Restated Articles of Incorporation so as to materially and adversely affect any rights of the Series B preferred stock.

Conversion Rights. Holders of shares of the Series B preferred stock, at their option, may, at any time and from time to time, convert some or all of their outstanding shares of the Series B preferred stock at an initial conversion rate of 2.1192 shares of our common stock per $100 liquidation preference, which is equivalent to an initial conversion price of approximately $47.19 per share of our common stock (subject to adjustment in certain events). Subject to certain exceptions, we will not make any payments in respect of, or adjust the conversion rate to account for, accrued and unpaid dividends on the Series B preferred stock to the conversion date except as provided in the certificate and noted below.

Make-Whole Premium Upon a Fundamental Change. The conversion rate of the Series B preferred stock may be adjusted in connection with a “fundamental change.” The term “fundamental change” generally includes events such as:

•	a person or group other than us or our subsidiaries beneficially owning more than 50% of the voting power of our common stock;

•	with certain exceptions, including where at least 90% of the consideration received by holders of our common stock for the fundamental change transaction consists of publicly traded common stock and our Series B preferred stock is convertible into such stock, consummation of a recapitalization or reclassification of our common stock that results in our common stock being converted into or exchanged for stock or other securities or assets, or a business combination involving us that results in our common stock being converted into cash, securities or other property, or a sale, lease or other transfer of all or substantially all of our assets to any person other than one of our subsidiaries;

•	approval by our shareholders of our liquidation or dissolution; or

•	our common stock ceasing to be listed or quoted on the NYSE, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

Upon the occurrence of a fundamental change, a holder may elect to convert its convertible Series B preferred stock in connection with the fundamental change as follows:

(A) if our “stock price” (as defined in the Series B Certificate of Designation) is greater than or equal to $37.75 per share (subject to adjustment as provided in the certificate of designation), the holder may elect to have the conversion rate increased by a number of additional shares of our common stock determined based on the stock price and effective date of the fundamental change; or

(B) regardless of the “stock price,” the holder may elect to have the conversion rate increased to equal the quotient of “(x)” divided by “(y),” where “(x)” equals the sum of the $100 liquidation preference of the Series B preferred stock and all accrued and unpaid dividends to the fundamental change settlement date (as defined in the Series B Certificate of Designation), and where “(y)” equals the average of the closing sale prices of our common stock for the five consecutive trading days ending on the third business day prior to the fundamental change settlement date.

The certificate of designation for the Series B preferred stock originally provided that the conversion rate adjustment described in clause (B) above would not exceed 2.6490 shares of our common stock per share of Series B Preferred Stock, which we refer to as the “share cap.” However, at our 2014 annual meeting of shareholders, our shareholders approved a proposal to increase the share cap to 5.2980 shares of our common stock per share of our Series B Preferred Stock, which we refer to as the “adjusted share cap.” The adjusted share cap permits us to issue up to 12,794,670 shares of common stock upon conversion of our Series B Preferred Stock in connection with clause (B) above.

A description of how the fundamental change make-whole premium will be determined and a table showing the fundamental change make-whole premium that would apply at various stock prices and effective dates is set forth in the Series B certificate of designation.

Conversion Rate Adjustments. The conversion rate of the Series B preferred stock is subject to adjustment upon the occurrence of certain events, including if we distribute cash dividends to holders of outstanding shares of our common stock. At our 2014 annual meeting, our shareholders approved a proposal that had the effect of approving the increase in the share cap to the adjusted share cap as described above and all increases in the number of shares of our common stock arising from changes in the conversion rate of the Series B preferred stock due to recapitalizations, reclassifications and other changes in our common stock.

No Registration Rights; Increased Dividend Rate. Holders of the Series B preferred stock may only resell their shares or the common stock issuable upon conversion of the Series B preferred stock pursuant to an exemption from the registration requirements of the Securities Act and other applicable securities laws. However, if and for so long as, the restrictive legend on the Series B preferred stock has not been removed, the Series B preferred stock is assigned a restricted CUSIP number or the Series B preferred stock is not otherwise freely tradable by holders other than our affiliates (as a result of restrictions pursuant to U.S. securities laws or the terms of the Series B preferred stock or the related certificate of designations), as of the 365th day after the last date of original issuance of the Series B preferred stock, the per annum dividend rate on the Series B preferred stock will be increased to 4.25% until the restrictive legend is removed, the Series B preferred stock is assigned an unrestricted CUSIP number and the Series B preferred stock is freely tradable.

Series C Preferred Stock

We have issued 3,200,000 shares of our 2.5% Series C Cumulative Perpetual Convertible Preferred Stock, which we refer to as the “Series C preferred stock.” The terms of the Series C preferred stock are set forth in a Certificate of Designation, Preferences and Rights of 2.5% Series C Cumulative Perpetual Convertible Preferred

Stock (which we refer to as the “Series C certificate of designation”), which we have filed with the Missouri Secretary of State and which has become a part of our amended and restated articles of incorporation.

Ranking. The Series C preferred stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our common stock and to any other class or series of our capital stock expressly designated as ranking junior to the Series C preferred stock;

•	on parity with any other class or series of our capital stock, including the Series B preferred stock, expressly designated as ranking on parity with the Series C preferred stock;

•	junior to any other class or series of our capital stock expressly designated as ranking senior to the Series C preferred stock;

•	junior to all of our existing and future indebtedness; and

•	structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries and any capital stock of our subsidiaries not held by Post.

Dividends. Holders of the Series C preferred stock are entitled to receive cumulative cash dividends at the rate of 2.5% per annum of the $100 liquidation preference per share of the Series C preferred stock, subject to certain adjustments. Dividends on the Series C preferred stock will be payable, when, as and if declared by our board of directors, quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Dividends on the Series C preferred stock accrue even if any of our agreements prohibit the current payment of dividends, we do not have earnings or funds legally available to pay such dividends or we do not declare the payment of dividends.

Liquidation Preference. If we liquidate, dissolve or wind up, holders of shares of the Series C preferred stock will have the right to receive $100 per share of the Series C preferred stock, plus accrued and unpaid dividends (whether or not authorized or declared) up to, but excluding, the date of payment, before any payment is made to holders of our common stock and any other class or series of capital stock ranking junior to the Series C preferred stock as to liquidation rights.

Maturity. The Series C preferred stock has no maturity date, and will remain outstanding unless converted by the holders or redeemed by us.

Optional Redemption. We may not redeem the Series C preferred stock prior to February 15, 2019. On or after February 15, 2019, we will have the option to redeem some or all the shares of the Series C preferred stock at a redemption price equal to 100% of the liquidation preference per share, plus accrued and unpaid dividends to the redemption date if the closing sale price of our common stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which Post provides notice of redemption. The redemption price will be paid solely in cash. However, if accrued and unpaid dividends on the Series C preferred stock for all complete dividend periods prior to the dividend period in which the redemption date falls have not been paid, the Series C preferred stock may not be called for redemption. Our right to redeem the Series C preferred stock is subject to the right of holders of Series C preferred stock to convert their Series C preferred stock prior to the redemption date, as noted below and provided for in the Certificate.

Limited Voting Rights. Holders of shares of the Series C preferred stock will generally have no voting rights, except as otherwise required by Missouri law. However, if dividends on any shares of the Series C preferred stock or any other class or series of preferred stock that ranks equally with the Series C preferred stock as to payment of dividends and with equivalent voting rights have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods, holders of the outstanding shares of the Series C preferred stock, voting together as a single class with holders of any other series of our preferred stock ranking equally with the Series C preferred stock as to payment of dividends and with equivalent voting rights, will be entitled to vote for the election of two additional directors to our board, subject to certain terms and limitations. Without the consent of the holders of at least two-thirds of the outstanding shares of Series C preferred stock together with any other series of our preferred stock ranking on parity as to dividends or liquidation rights and with equivalent voting rights, voting as a single class, we may not create, or increase the shares of, any class or series of stock ranking senior to the Series C preferred stock with respect to dividend payments or liquidation rights, or create any obligation or security convertible into or evidencing the right to purchase any such shares or amend our Amended and Restated Articles of Incorporation so as to materially and adversely affect any rights of the Series C preferred stock.

Conversion Rights. Holders of shares of the Series C preferred stock, at their option, may, at any time and from time to time, convert some or all of their outstanding shares of the Series C preferred stock at an initial conversion rate of 1.8477 shares of our common stock per $100 liquidation preference, which is equivalent to an initial conversion price of approximately $54.12 per share of our common stock (subject to adjustment in certain events). Subject to certain exceptions, we will not make any payments in respect of, or adjust the conversion rate to account for, accrued and unpaid dividends on the Series C preferred stock to the conversion date except as provided in the Series C certificate of designation and noted below.

Make-Whole Premium Upon a Fundamental Change. If a fundamental change occurs, a holder may elect to convert the Series C preferred stock in connection with the fundamental change. The term “fundamental change” generally includes events such as:

•	a “person” or “group” other than us or our subsidiaries owning more than 50% of the voting power of our common stock;

•	with certain exceptions, including where at least 90% of the consideration received by holders of our common stock for the fundamental change transaction consists of publicly traded common stock and our Series C preferred stock is convertible into such stock, consummation of a recapitalization or reclassification of our common stock that results in our common stock being converted into or exchanged for stock or other securities or assets, or a business combination involving us that results in our common stock being converted into cash, securities or other property, or a sale, lease or other transfer of all or substantially all of our assets to any person other than one of our subsidiaries;

•	approval by our shareholders of our liquidation or dissolution; or

•	our common stock ceasing to be listed or quoted on the NYSE, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

Upon the occurrence of a fundamental change, a holder may elect to convert its Series C preferred stock in connection with the fundamental change as follows:

(A) if our stock price (as defined in the Series C certificate of designation) is greater than or equal to $49.20 per share (subject to adjustment as described in the certificate of designation), the holder may elect to have the conversion rate increased by a number of additional shares of our common stock based on the stock price and effective date of the fundamental change; or

(B) regardless of the stock price, the holder may elect to have the conversion rate increased to equal the quotient of “(x)” divided by “(y),” where “(x)” equals the sum of the $100 liquidation preference of the Series C preferred stock and all accrued and unpaid dividends to the fundamental change settlement date (as defined in the Series C certificate of designations), and where “(y)” equals by the average of the closing sale prices of our common stock for the five consecutive trading days ending on the third business day prior to the fundamental change settlement date.

The certificate of designation for the Series C preferred stock provides that the conversion rate as adjusted as described in clause (B) above will not exceed 2.0325 shares of our common stock per share of Series C preferred stock, which we refer to as the “share cap”, unless and until we receive shareholder approval (as described below), in which case the conversion rate as so adjusted will not exceed 4.0650 shares of common stock per $100 liquidation preference of Series C preferred stock, which we refer to as the “adjusted share cap.” If we do not obtain the requisite shareholder approval to increase the share cap to the adjusted share cap by January 31, 2015, the per annum dividend rate on the Series C preferred stock will increase to 2.75%, and the increased dividend rate will remain in effect until such time, if ever, that our shareholders approve the adjusted share cap.

A description of how the fundamental change make-whole premium will be determined and a table showing the fundamental change make-whole premium that would apply at various stock prices and effective dates is set forth in the Series C certificate of designation.

Conversion Rate Adjustments. The conversion rate of the Series C preferred stock is subject to adjustment upon the occurrence of certain events, including if we distribute cash dividends to holders of outstanding shares of our common stock.

Increased Dividend Rate. If, at any time during the six-month period beginning on, and including, the date that is six months after the last date of original issuance of the Series C preferred stock, Post fails to timely file any document or report that it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (other than reports on Form 8-K), or the Series C preferred stock is not otherwise freely tradable by holders other than our affiliates (as a result of restrictions pursuant to U.S. securities laws or the terms of the Series C preferred stock or the related certificate of designations), the per annum dividend rate on the Series C preferred stock will increase by 0.50% during the period for which our failure to file continues or the Series C preferred stock fails to be so freely tradable, as the case may be. Further, if, and for so long as, the restrictive legend on the Series C preferred stock has not been removed, the Series C preferred stock is assigned a restricted CUSIP number or the Series C preferred stock is not otherwise freely tradable by holders other than our affiliates (as a result of restrictions pursuant to U.S. securities laws or the terms of the Series C preferred stock or the related certificate of designations), as of the 380th day after the last date of original issuance of the Series C preferred stock, the dividend rate on the Series C preferred stock will be increased to 3.0% until the restrictive legend is removed, the Series C preferred stock is assigned an unrestricted CUSIP number and the Series C preferred stock is freely tradable as described above.

Certain Provisions of Missouri Law and Our Articles and Bylaws

Amendment of Articles of Incorporation and Bylaws. The General Business Corporation Law of Missouri (“GBCL”) provides that a corporation may amend its articles of incorporation upon a resolution of the board of directors, proposing the amendment and its submission to the shareholders for their approval by the holders of a majority of the shares of common stock entitled to vote. Our articles of incorporation provide that the articles of incorporation may be amended in accordance with and upon the vote prescribed by the laws of the State of Missouri, except that:

•	two-thirds of all of the outstanding shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter, change or repeal, or adopt any provision inconsistent with the provisions relating to directors, and

•	85% of all of the outstanding shares of capital stock then entitled to vote generally in the election of directors voting together as a single class, is required to amend, alter, change or repeal, or adopt any provision inconsistent with the provisions relating to indemnification of directors, officers and certain other persons, or, unless approved by a majority of the board of directors, any provision relating to certain business combinations.

Anti-Takeover Provisions in Our Articles of Incorporation and Bylaws. Some of the provisions in our articles of incorporation and bylaws and Missouri law could have the following effects, among others:

•	delaying, deferring or preventing a change in control of us;

•	delaying, deferring or preventing the removal of our existing management or directors;

•	deterring potential acquirors from making an offer to our shareholders; and

•	limiting our shareholders’ opportunity to realize premiums over prevailing market prices of our common stock in connection with offers by potential acquirors.

The following is a summary of some of the provisions in our articles of incorporation and bylaws that could have the effects described above.

Supermajority Voting Requirements for Certain Business Combinations. Our articles of incorporation contain a restriction on transactions defined as “business combinations” (as defined below). No business combination with an “interested shareholder” (as defined below) may be consummated without first being recommended by the board of directors and approved by the affirmative vote of 85% of our then outstanding voting stock of which the interested shareholder is not the beneficial owner. This approval requirement is in addition to any other requirement of law, our articles of incorporation and our bylaws. This approval requirement does not apply to a business combination that:

•	has been approved by a majority of our continuing directors, which generally include our directors who were members of our board of directors prior to the time that any interested shareholder became a interested shareholder and any successors of such members who are designated as continuing directors by a majority of our then continuing directors; or

•	the consideration paid in the transaction is in cash or in the same form as the interested shareholder previously paid for a majority of shares owned by the interested shareholder, and the value of consideration received is not less than the higher of (i) the highest price paid by the interested shareholder for any shares in the two years immediately preceding the announcement of the business combination or (ii) the market value of the shares on the date the business combination is approved by our board of directors.

“Business combination” generally includes a merger or consolidation, sale or other disposition of a substantial amount of our assets, a plan of liquidation or dissolution of Post, or other transactions involving the transfer, issuance, reclassification or recapitalization of Post securities, in each case benefiting an individual or entity that, together with its affiliates and associates, is the beneficial owner of more than 10% of the outstanding shares entitled to vote in the election of directors. In certain circumstances, our board of directors may approve any of the foregoing in lieu of the super-majority shareholder approval provision. “Interested shareholder” generally includes a person who, together with its affiliates and associates, is the beneficial owners of 20% or more of our then outstanding voting stock.

Other Supermajority Voting Requirements. Generally, all matters on which shareholders vote must be approved by a majority of the voting power represented at the meeting, subject to any voting rights granted to holders of any preferred stock. However, in addition to the supermajority requirement for amendment of our articles of incorporation and certain business combinations discussed above, our articles of incorporation also provide that a director may be removed by shareholders only “for cause” and only by the affirmative vote of (i) two-thirds of all members of our board of directors, and (ii) the holders of at least two-thirds of our voting stock.

Classified Board of Directors. Our articles of incorporation and bylaws provide that our board of directors is divided into three classes of directors serving staggered three-year terms. Each class, to the extent possible, will be equal in number. Each class holds office until the third annual shareholders’ meeting for election of directors following the most recent election of such class.

Directors, and Not Shareholders, Fix the Size of the Board of Directors. Our articles of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our board of directors, but in no event will it consist of less than five nor more than twelve directors. Our board of directors currently contains nine members.

Directors are Removed for Cause Only. Missouri law provides that, unless a corporation’s articles of incorporation provide otherwise, the holders of a majority of the corporation’s voting stock may remove any director from office. Our articles of incorporation provide that shareholders may remove a director only “for cause” and with the approval of the holders of two-thirds of our outstanding voting stock.

Board Vacancies to Be Filled by Remaining Directors and Not Shareholders. Any vacancy created by any reason prior to the expiration of the term in which the vacancy occurs will be filled only by a majority of the remaining directors, even if less than a quorum. A director elected to fill a vacancy will be elected for the unexpired term of his predecessor.

Shareholders May Only Act by Written Consent Upon Unanimous Written Consent. Under our bylaws and Missouri law, shareholder action by written consent must be unanimous.

No Special Meetings Called by Shareholders. Our bylaws provide that special meetings may only be called by the chairman of our board of directors, our president, or a majority of the entire board of directors. Only such business will be conducted, and only such proposals acted upon, as are specified in the notice of the special meeting.

Advance Notice for Shareholder Proposals and Nominations. Our bylaws contain provisions requiring that advance notice be delivered to Post of any business to be brought by a shareholder before an annual meeting and providing for procedures to be followed by shareholders in nominating persons for election to our board of directors. Ordinarily, the shareholder must give notice not less than 90 days nor more than 120 days prior to the date of the first anniversary of the prior year’s annual meeting; provided, however, that in the event that the date of the meeting is more than 30 days before or more than 60 days after such date, notice by the shareholder must be received not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of the annual meeting is first made. The notice must include a description of the proposal, the reasons for the proposal, and other specified matters. Our board of directors may reject any proposals that have not followed these procedures or that are not a proper subject for shareholder action in accordance with the provisions of applicable law.

Amendment of Bylaws. Our articles of incorporation and bylaws provide that only two-thirds of the entire board of directors may amend the bylaws.

Missouri Statutory Provisions. Missouri law also contains certain provisions which may have an anti-takeover effect and otherwise discourage third parties from effecting transactions with us, including control share acquisition and business combination statutes.

Business Combination Statute. Missouri law contains a “business combination statute” which is similar to the provision in our articles of incorporation and restricts certain “business combinations” (as defined below) between us and an “interested shareholder” (as defined below) or affiliates of the interested shareholder, for a period of five years after the date of the transaction in which the person becomes an interested shareholder, unless either such transaction or the interested shareholder’s acquisition of stock is approved by our board of directors on or before the date the interested shareholder obtains such status.

The statute also provides that, after the expiration of such five-year period, business combinations are prohibited unless:

•	the holders of a majority of the outstanding voting stock, other than the stock owned by the interested shareholder, or any affiliate or associate of such interested shareholder, approve the business combination; or

•	the business combination satisfies certain detailed fairness and procedural requirements.

A “business combination” for this purpose includes a merger or consolidation, some sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and any reclassifications or recapitalizations that generally increase the proportionate voting power of the interested shareholder. An “interested shareholder” for this purpose generally means any person who, together with his or her affiliates and associates, owns or controls 20% or more of the outstanding shares of the corporation’s voting stock.

A Missouri corporation may opt out of coverage by the business combination statute by including a provision to that effect in its governing corporate documents. We have not done so. The business combination statute may make it more difficult for a 20% beneficial owner to effect other transactions with us and may encourage persons that seek to acquire us to negotiate with our board prior to acquiring a 20% interest. It is possible that such a provision could make it more difficult to accomplish a transaction which shareholders may otherwise deem to be in their best interest.

Control Share Acquisition Statute. Missouri also has a “control share acquisition statute.” This statute may limit the rights of a shareholder to vote some or all of his shares. Generally, a shareholder whose acquisition of shares results in that shareholder having voting power, when added to the shares previously held by him, to exercise or direct the exercise of more than a specified percentage of our outstanding stock (beginning at 20%), will lose the right to vote some or all of his shares in excess of such percentage unless the shareholders approve the acquisition of such shares.

In order for the shareholders to grant approval, the acquiring shareholder must meet disclosure requirements specified in the statute. In addition, a majority of the outstanding shares entitled to vote must approve the acquisition. Furthermore, a majority of the outstanding shares entitled to vote, but excluding all “interested shares,” such as shares held by the acquiring shareholder or employee directors and officers, must approve the acquisition.

Not all acquisitions of shares constitute control share acquisitions. The following acquisitions do not constitute control share acquisitions:

•	good faith gifts;

•	transfers in accordance with wills or the laws of descent and distribution;

•	purchases made in connection with an issuance by us;

•	purchases by any compensation or benefit plan;

•	the conversion of debt securities;

•	acquisitions pursuant to a binding contract whereby the holders of shares representing at least two-thirds of our voting power agree to sell their shares to the acquirer, provided that such holders act simultaneously and the transaction is not pursuant to or in connection with a tender offer;

•	acquisitions pursuant to the satisfaction of some pledges or other security interests created in good faith;

•	mergers involving us which satisfy other specified requirements of the GBCL;

•	transactions with a person who owned a majority of our voting power within the prior year; or

•	purchases from a person who previously satisfied the requirements of the control share statute, so long as the acquiring person does not have voting power after the ownership in a different ownership range than the selling shareholder prior to the sale.

Takeover Bid Disclosure Statute. Missouri’s “takeover bid disclosure statute” requires that, under some circumstances, before making a tender offer that would result in the offeror acquiring control of us, the offeror must file certain disclosure materials with the Commissioner of the Missouri Department of Securities.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities as general unsecured obligations. The debt securities will be either senior debt securities or subordinated debt securities. We will issue the debt securities under one or more separate indentures between us and a trustee that we will name in the prospectus supplement. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. In this description, we sometimes call the senior indenture and the subordinated indenture the “indentures.”

We have summarized the provisions of the indentures and the debt securities below. You should read the indentures for more details regarding the provisions described below and for other provisions that may be important to you. We have filed the forms of indentures with the SEC as exhibits to the registration statement, and we will include the applicable final indenture and any other instrument establishing the terms of any debt securities we offer as exhibits to a filing we will make with the SEC in connection with that offering. See “Where You Can Find More Information.”

General

The senior debt securities will constitute our senior debt and will rank equally with all of our unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a position junior to, any senior debt securities and all our other senior debt. The indentures will not limit the amount of debt we may issue under the indentures, and, unless we inform you otherwise in the prospectus supplement, they will not limit the amount of other unsecured debt or securities we may incur or issue. We may issue debt securities under either indenture from time to time in one or more series, each in an amount we authorize prior to issuance.

We derive substantially all of our operating income from, and hold substantially all our assets through, our subsidiaries. As a result, we will depend on distributions of cash flow and earnings of our subsidiaries in order to meet our payment obligations under any debt securities we offer under this prospectus and our other obligations. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on our debt securities or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit their ability to make payments or other distributions to us and they could agree to contractual restrictions on their ability to make distributions.

Our right to receive any assets of any subsidiary, and therefore the right of the holders of our debt securities to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any subsidiary, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

We may issue the debt securities of any series in definitive form or as a book-entry security in the form of a global security registered in the name of a depositary we designate.

We may issue the debt securities in one or more series with various maturities. They may be sold at par, at a premium or with an original issue discount.

Terms

The prospectus supplement relating to any series of debt securities being offered will specify whether the debt securities are senior debt securities or subordinated debt securities and will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for redemption or early repayment;

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities prior to maturity;

•	the denominations in which we may issue the debt securities;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form, and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants this prospectus describes;

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities issued by Post or any other entity; and

•	any other terms of the debt securities.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Subordination

Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt (as defined below). Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal, interest or any premium on the subordinated debt securities if:

•	we fail to pay the principal, interest, premium or any other amounts on any Senior Debt when due; or

•	we default in performing any other covenant (a “covenant default”) in any Senior Debt that we have designated if the covenant default allows the holders of that Senior Debt to accelerate the maturity of the Senior Debt they hold.

Unless we inform you otherwise in the prospectus supplement, a covenant default will prevent us from making payments on the subordinated debt securities only for up to 179 days after holders of the Senior Debt give the trustee for the subordinated debt securities notice of the covenant default.

The subordination provisions will not affect our obligation, which will be absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the subordinated debt securities. In addition, the subordination provisions will not prevent the occurrence of any default under the subordinated indenture.

Unless we inform you otherwise in the prospectus supplement, the subordinated indenture will not limit the amount of Senior Debt that we may incur. As a result of the subordination of the subordinated debt securities, if we become insolvent, holders of subordinated debt securities may receive less on a proportionate basis than our other creditors.

Unless we inform you otherwise in the prospectus supplement, “Senior Debt” will mean all notes or other indebtedness, including guarantees, of Post for money borrowed and similar obligations, unless the indebtedness states that it is not senior to the subordinated debt securities or our other junior debt.

Consolidation, Merger and Sale of Assets

The indentures generally will permit a consolidation, amalgamation or merger between us and another entity. They also will permit the sale by us of our assets substantially as an entirety. The indentures will provide, however, that we may consolidate or amalgamate with another entity to form a new entity or merge into any other entity or transfer or dispose of our assets substantially as an entirety to any other entity only if:

•	the resulting or surviving entity assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the applicable indenture and the debt securities; and

•	immediately after giving effect to the transaction, no default or event of default would occur and be continuing.

On the assumption by the successor of the obligations under the indenture, the successor will be substituted for us, and we will be relieved of any further obligation under the indenture and the debt securities.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the following will be events of default with respect to a series of debt securities:

•	our failure to pay interest or any required additional amounts on any debt securities of that series for 30 days;

•	our failure to pay principal of or any premium on any debt securities of that series when due;

•	our failure to deposit any mandatory sinking fund payment for that series of debt securities when due for 30 days;

•	our failure to comply with any of our covenants or agreements in the debt securities of that series or the applicable indenture, other than an agreement or covenant that we have included in that indenture solely for the benefit of other series of debt securities, for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all the outstanding debt securities issued under that indenture that are affected by that failure;

•	specified events involving bankruptcy, insolvency or reorganization of Post; and

•	any other event of default provided for that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default, except in any payment on the debt securities, if the trustee in good faith determines that withholding notice is in the interest of the holders of the debt securities.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default, or, in some cases, 25% in principal amount of all senior debt securities or subordinated debt securities affected, voting as one class, may declare the principal of and all accrued and all unpaid interest on those debt securities to be immediately due and payable. If an event of default relating to events of bankruptcy, insolvency or reorganization occurs, the principal of and all accrued and unpaid interest on all the debt securities will become immediately due and payable without any action on the part of the applicable trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default, or of all senior debt securities or subordinated debt securities affected, voting as one class, may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default under either of the indentures may give rise to cross defaults on our other indebtedness.

A holder of a debt security of any series will be able to pursue any remedy under the applicable indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holder or holders offer to the trustee indemnity satisfactory to it;

•	the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision will not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series, or of all debt securities affected, voting as one class, will be able to direct the time, method and place of:

•	conducting any proceeding for any remedy available to the applicable trustee; and

•	exercising any trust or power conferred on the applicable trustee not relating to or arising under an event of default.

Each indenture will require us to file with the trustee each year a written statement as to our compliance with the covenants contained in that indenture.

Modification and Waiver

We may amend or supplement either indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the applicable indenture and affected by the amendment or supplement, acting as one class, consent to it. Without the consent of the holder of each debt security affected, however, no amendment or supplement may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on any debt security;

•	reduce the principal of, premium on or any mandatory sinking fund payment for any debt security;

•	change the stated maturity of any debt security;

•	reduce any premium payable on the redemption of any debt security or change the time at which any debt security may or must be redeemed;

•	change any obligation to pay additional amounts on any debt security;

•	make the payments on any debt security payable in any currency or currency unit other than as the debt security originally states;

•	impair the holder’s right to institute suit for the enforcement of any payment on any debt security;

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with specified provisions of the applicable indenture or to make any change in the applicable indenture’s provisions for modification;

•	waive a continuing default or event of default regarding any payment on any debt security; or

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security.

We and the applicable trustee may agree to amend or supplement either indenture or waive any provision of either indenture without the consent of any holders of debt securities in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for or add guarantees of any series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

•	to add events of default with respect to any debt securities;

•	to make any change that does not adversely affect any outstanding debt securities of any series in any material respect; provided, that any change made solely to conform the provisions of the indenture to a description of debt securities in a prospectus or prospectus supplement will not be deemed to adversely affect any outstanding debt securities of any series issued under that indenture in any material respect;

•	to facilitate the defeasance or discharge of any series of debt securities if that change does not adversely affect the holders of debt securities of that series or any other series under the indenture in any material respect; and

•	to provide for the acceptance of a successor or another trustee.

The holders of a majority in principal amount of the outstanding debt securities of any series, or of all senior debt securities or subordinated debt securities affected, voting as one class, may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Discharge and Defeasance

We will be discharged from all obligations under the applicable indenture with respect to any series of debt securities, except for surviving obligations relating to any conversion rights and to register the transfer or exchange of the debt securities, if:

•	all debt securities of the series previously authenticated and delivered under the relevant indenture have been delivered to the indenture trustee for cancellation; or

•	all debt securities of that series have become due and payable or will become due and payable within one year, at maturity or by redemption, and we deposit with the applicable trustee funds or government securities sufficient to make payments on the debt securities of that series on the dates those payments are due.

To exercise our right to be discharged, we must deliver to the applicable trustee an opinion of counsel and an officers’ certificate stating that all conditions precedent to the satisfaction and discharge of the applicable indenture have been complied with.

In addition to our right of discharge described above, if we deposit with the applicable trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•	we will no longer have any obligation to comply with the restrictive covenants under the applicable indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive (“covenant defeasance”).

If we defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for our obligations to:

•	register the transfer or exchange of debt securities;

•	replace stolen, lost or mutilated debt securities; and

•	maintain paying agencies and hold moneys for payment in trust.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the applicable trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for United States federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based on a ruling from the United States Internal Revenue Service or a change in law to that effect.

Governing Law

New York law will govern the indentures and the debt securities.

Trustee

U.S. Bank National Association is the trustee under each of the indentures.

If an event of default occurs and is continuing, the trustee must use the degree of care and skill of a prudent person in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indentures at the request of any of the holders of any debt securities only after those holders have offered the trustee indemnity satisfactory to it.

Each indenture will limit the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with us. If it acquires any conflicting interest, however, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

We will issue the debt securities in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee under each indenture as security registrar for the debt securities we issue under that indenture. If the prospectus supplement refers to any transfer agent initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We will be required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities or rescind the designation of any transfer agent.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any debt security:

•	during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing; or

•	if we have called the debt security for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agent

Unless we inform you otherwise in the prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the applicable trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder’s registered address or, with respect to global debt securities, by wire transfer. Unless we inform you otherwise in the prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in the prospectus supplement, we will designate the trustee under each indenture as our paying agent for payments on debt securities we issue under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will repay to us upon written request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After repayment to us, holders entitled to those funds must look only to us for payment.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase preferred stock, common stock, debt securities or other securities described in this prospectus. We may issue warrants independently or as part of a unit with other securities. Warrants sold with other securities as a unit may be attached to or separate from the other securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. A form of warrant agreement, including the form of certificate representing the warrants, which contain provisions to be included in the specific warrant agreements that will be entered into with respect to particular offerings of warrants, will be filed as an exhibit or incorporated by reference into the registration statement of which this prospectus forms a part. The terms and conditions of the warrants will be described in the specific warrant agreement and the applicable prospectus supplement relating to such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including contracts obligating or entitling holders to purchase from us, and obligating or entitling us to sell to holders, a specific number of shares of common stock, preferred stock, debt securities or other securities, property or assets, at a future date or dates. Alternatively, the purchase contacts may obligate or entitle us to purchase from holders, and obligate or entitle holders to sell to us, a specific or varying number of shares of preferred stock, common stock, debt securities or other securities, property or assets, at a future date. The price per share of preferred stock or common stock may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and debt securities, undivided beneficial ownership interests in debt securities or shares of preferred stock or debt obligations of third parties, including U.S. Treasury securities, securing holders’ obligations to purchase the preferred stock, common stock, debt securities or other securities, property or assets, under the purchase contract. The purchase contracts may require us to make periodic payments to holders or vice versa and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations in a specified manner. The terms of any purchase contracts and any related guarantee will be described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement relating to any units we offer will describe the specific terms of those units.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in an accompanying prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Lewis, Rice & Fingersh, L.C., St. Louis, Missouri will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Post Holdings, Inc. Certain matters of New York law will be passed upon for us by Epstein, Becker & Green, P.C., New York, New York. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended September 30, 2013 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of Attune Foods, Hearthside Food Solutions and Premier Nutrition Corporation due to their acquisition by Post Holdings, Inc. during 2013) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Agricore United Holdings Inc. for the fiscal year ended October 31, 2013, incorporated in this prospectus by reference to our Current Report on Form 8-K/A filed on January 21, 2014, have been audited by Eide Bailly LLP, an independent registered public accounting firm, as stated in their report incorporated herein.

The consolidated financial statements of MFI Holding Corporation, consisting of the consolidated balance sheets as of December 29, 2012 and December 28, 2013 and the related consolidated statements of earnings and comprehensive income, shareholders’ equity and cash flows for the three years in the period ended December 28, 2013, incorporated in this prospectus by reference to our Current Report on Form 8-K filed on May 19, 2014, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report incorporated herein.

$275,000,000

Post Holdings, Inc.

Common Stock

Prospectus Supplement

                    , 2015

Joint Book-Running Managers

Credit Suisse

Barclays

Nomura

BMO Capital Markets

Goldman, Sachs & Co.

SunTrust Robinson Humphrey

Co-Managers

Rabo Securities

Stifel

UBS Investment Bank